Exhibit 4.2.23

                                LETTER OF CREDIT
                         AND REIMBURSEMENT AGREEMENT

                         Dated as of September 1, 1993

                                     Among

                           THE CONNECTICUT LIGHT AND
                                 POWER COMPANY

                                as Account Party


                       DEUTSCHE BANK AG, NEW YORK BRANCH

                          as Issuing Bank and as Agent


                               BANK OF MONTREAL

                                 CREDIT SUISSE

                                  as Co-Agents

                                      and

                            THE PARTICIPATING BANKS
                               REFERRED TO HEREIN


                                  Relating to

                       Connecticut Development Authority
            $245,500,000 Pollution Control Revenue Refunding Bonds
        (The Connecticut Light and Power Company Project - 1993A Series)



                               TABLE OF CONTENTS


Section                                                Page

                             PRELIMINARY STATEMENT


                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

 1.01      Certain Defined Terms . . . . . . . . . . . .   2
 1.02      Computation of Time Periods . . . . . . . . .  15
 1.03      Accounting Terms. . . . . . . . . . . . . . .  15
 1.04      Computations of Outstandings. . . . . . . . .  15


                                   ARTICLE II
                             THE LETTER OF CREDIT

 2.01      The Letter of Credit. . . . . . . . . . . . .  16
 2.02      Termination of the Commitments. . . . . . . .  16
 2.03      Commissions and Fees  . . . . . . . . . . . .  16
 2.04      Reinstatement of the Letter of Credit . . . .  16
 2.05      Extension of the Stated Termination Date. . .  18


                                  ARTICLE III
                           REIMBURSEMENT AND ADVANCES

 3.01      Reimbursement on Demand . . . . . . . . . . .  18
 3.02      Advances  . . . . . . . . . . . . . . . . . .  19
 3.03      Interest on Advances. . . . . . . . . . . . .  20
 3.04      Conversion of Term Advances . . . . . . . . .  22
 3.05      Other Terms Relating to the
           Making and Conversion of Advances . . . . . .  22
 3.06      Prepayment of Advances. . . . . . . . . . . .  23
 3.07      Participation; Reimbursement of Issuing Bank.  24

                                   ARTICLE IV
                                    PAYMENTS

 4.01      Payments and Computations . . . . . . . . . .  26
 4.02      Default Interest. . . . . . . . . . . . . . .  28
 4.03      Yield Protection. . . . . . . . . . . . . . .  28
 4.04      Sharing of Payments, Etc. . . . . . . . . . .  33
 4.05      Taxes . . . . . . . . . . . . . . . . . . . .  34
 4.06      Obligations Absolute. . . . . . . . . . . . .  36
 4.07      Evidence of Indebtedness  . . . . . . . . . .  37

                                   ARTICLE V
                              CONDITIONS PRECEDENT

 5.01      Conditions Precedent to the Issuance of
            the Letter of Credit . . . . . . . . . . . .  38
 5.02      Additional Conditions Precedent to the Issuance of
            the Letter of Credit . . . . . . . . . . . .  41
 5.03      Conditions Precedent to Initial Advances
            and Conversions of Advances  . . . . . . . .  42
 5.04      Conditions Precedent to Term Advances . . . .  42
 5.05      Reliance on Certificates. . . . . . . . . . .  43

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

 6.01      Representations and Warranties of the Account Party        43

                                  ARTICLE VII
                         COVENANTS OF THE ACCOUNT PARTY

 7.01      Affirmative Covenants . . . . . . . . . . . .  48
 7.02      Negative Covenants. . . . . . . . . . . . . .  51
 7.03      Reporting Obligations . . . . . . . . . . . .  56

                                  ARTICLE VIII
                                    DEFAULTS

 8.01      Events of Default . . . . . . . . . . . . . .  59
 8.02      Remedies Upon Events of Default . . . . . . .  61

                                   ARTICLE IX
               THE AGENT, THE CO-AGENTS, THE PARTICIPATING BANKS
                              AND THE ISSUING BANK

 9.01      Authorization of Agent; Actions of Agent
            and Issuing Bank . . . . . . . . . . . . . .  63
 9.02      Reliance, Etc.. . . . . . . . . . . . . . . .  63
 9.03      The Agent, the Co-Agents, the Issuing Bank and Affiliates
64
 9.04      Participating Bank Credit Decision. . . . . .  64
 9.05      Indemnification . . . . . . . . . . . . . . .  65
 9.06      Successor Agent . . . . . . . . . . . . . . .  65
 9.07      Issuing Bank. . . . . . . . . . . . . . . . .  65


                                   ARTICLE X
                                 MISCELLANEOUS

10.01      Amendments, Etc.. . . . . . . . . . . . . . .  66
10.02      Notices, Etc. . . . . . . . . . . . . . . . .  67
10.03      No Waiver of Remedies . . . . . . . . . . . .  68
10.04      Costs, Expenses and Indemnification . . . . .  68
10.05      Right of Set-Off. . . . . . . . . . . . . . .  70
10.06      Binding Effect; Assignments and Participants.  71
10.07      Relation of the Parties; No Beneficiary . . .  72
10.08      Issuing Bank Not Liable . . . . . . . . . . .  72
10.09      Confidentiality . . . . . . . . . . . . . . .  73
10.10      Waiver of Jury Trial. . . . . . . . . . . . .  74
10.11      Governing Law . . . . . . . . . . . . . . . .  74
10.12      Execution in Counterparts . . . . . . . . . .  75

                                   SCHEDULES

Schedule I     -     Applicable Lending Offices
Schedule II    -     Pending Actions


                                    EXHIBITS

Exhibit 1.01A  -     Form of Letter of Credit
Exhibit 1.01B  -     Form of Participation Assignment
Exhibit 1.01C  -     Form of Pledge Amendment
Exhibit 5.01A  -     Form of Opinion of Day, Berry & Howard,
                       counsel to the Account Party
Exhibit 5.01B  -     Form of Opinion of King & Spalding,
                       special New York counsel to the Agent and the Issuing Bank


                              LETTER OF CREDIT AND
                             REIMBURSEMENT AGREEMENT

                          Dated as of September 1, 1993

 THIS LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT (this Agreement ) is made by and among:

          (i) THE CONNECTICUT LIGHT AND POWER COMPANY, a corporation duly organized and validly existing under the laws of the State of Connecticut (the Account Party );

          (ii) DEUTSCHE BANK AG, NEW YORK BRANCH ( Deutsche Bank ), as issuer of the Letter of Credit (the Issuing Bank );

          (iii) BANK OF MONTREAL and CREDIT SUISSE, as Co-Agents (the Co- Agents );

          (iv) The Participating Banks (as hereinafter defined) from time to time party hereto; and

          (v) Deutsche Bank as agent (together with any successor agent hereunder, the Agent ) for such Participating Banks and the Issuing Bank.

                              PRELIMINARY STATEMENT

           The Connecticut Development Authority (the Issuer ) proposes to issue, pursuant to an Indenture of Trust, dated as of September 1, 1993 (as supplemented or amended from time to time with the written consent of the Issuing Bank, the Indenture ), made to Shawmut Bank Connecticut, National Association, as trustee (such entity, or its successor as trustee, being the Trustee ), $245,500,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds (The Connecticut Light and Power Company Project - 1993A Series) (the Bonds ). Pursuant to the Indenture and the Loan Agreement, dated as of September 1, 1993, between the Issuer and the Account Party (the Loan Agreement ), the Account Party has requested the Issuing Bank to issue its irrevocable letter of credit in favor of the Paying Agent (as defined below), in substantially the form of Exhibit 1.01A hereto (such letter of credit, as it may from time to time be extended or modified pursuant to the terms of this Agreement, being the Letter of Credit ), in the amount of $249,133,000 (the Stated Amount ), of which (i) $245,500,000 shall support the payment of principal of the Bonds (or the portion of the purchase or redemption price of the Bonds corresponding to principal), (ii) $3,633,000 shall support the payment of up to 45 days' interest on the principal amount of the Bonds (or the portion of the purchase or redemption price of the Bonds corresponding to interest), computed at a maximum interest rate of 12% per annum on the basis of the actual days elapsed and a year of 365 or 366 days (as applicable) and (iii) $0.00 shall support the payment of premium on the Bonds. The Issuing Bank has agreed to issue the Letter of Credit subject to the terms and conditions set forth herein (including the terms and conditions relating to the rights and obligations of the Participating Banks).

          NOW, THEREFORE, in consideration of the premises and in order to induce the Issuing Bank to issue the Letter of Credit and the Participating Banks to participate in the Letter of Credit and make advances hereunder, the parties hereto agree as follows:


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01. Certain Defined Terms. In addition to the terms defined in the Preliminary Statement hereto, as used in this Agreement, the following terms shall have the following meanings (such meanings to be applicable to the singular and plural forms of the terms defined):

                    Advances means Initial Advances and Term Advances, without differentiation; individually, an Advance .

                    Affiliate means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another entity if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

                    Alternate Base Rate means, for any Interest Period or any other period, a fluctuating interest rate per annum equal at all times to the highest from time to time of:

                       (a) the rate of interest announced publicly by Deutsche Bank in New York, New York, from time to time, as Deutsche Bank's prime rate; and

                       (b) 1/2 of one percent per annum above the Federal Funds Rate from time to time.

          Each change in the Alternate Base Rate shall take effect concurrently with any change in such prime rate or Federal Funds Rate, as the case may be.

                    Applicable Lending Office means, with respect to each Participating Bank, (i)(A) such Participating Bank's Domestic Lending Office in the case of a Base Rate Advance and (B) such Participating Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance, in each case as specified opposite such Participating Bank's name on Schedule I hereto (in the case of a Participating Bank initially party to this Agreement) or in the Participation Assignment pursuant to which such Participating Bank became a Participating Bank (in the case of any other Participating Bank), or (ii) such other office or affiliate of such Participating Bank as such Participating Bank may from time to time specify to the Account Party and the Agent.

                    Available Amount in effect at any time means the maximum aggregate amount available to be drawn at such time under the Letter of Credit, the determination of such maximum amount to assume compliance with all conditions for drawing and no reduction for (i) any amount drawn by the Paying Agent to make a regularly scheduled payment of interest on the Bonds (unless such amount will not be reinstated under the Letter of Credit) or (ii) any amount not available to be drawn because Bonds are held by or for the account of the Account Party and/or in pledge for the benefit of the Issuing Bank.

                    Base Rate Advance means an Advance in respect of which the Account Party has selected in accordance with Article III hereof, or this Agreement otherwise provides for, interest to be computed on the basis of the Alternate Base Rate.

                    Bonds has the meaning assigned to that term in the Preliminary Statement.

                    Business Day means a day of the year that is not a Saturday or Sunday or a day on which banks are authorized to close in New York City and, (i) if the applicable Business Day relates to any Eurodollar Rate Advance, is a day on which dealings are carried on in the London interbank market and/or (ii) if the applicable Business Day relates to any action to be taken by, or notice furnished to or by, or payment to be made to or by, the Trustee, the Paying Agent or the Remarketing Agent, is a day on which (A) banks located in Hartford, Connecticut and New York, New York are not required or authorized to remain closed, (B) banking institutions in all of the cities in which the principal offices of the Issuing Bank, the Trustee, the Paying Agent and, if applicable, the Remarketing Agent are located are not required or authorized to remain closed and (C) the New York Stock Exchange, Inc. is not closed.

                    CL&P Indenture has the meaning assigned to that term in Section 7.02(a)(i)(A) hereof.

                    Closing Date means the Business Day upon which each of the conditions precedent enumerated in Sections 5.01 and 5.02 hereof shall be fulfilled to the satisfaction of the Agent, the Issuing Bank, the Participating Banks and the Account Party. All transactions contemplated to occur on the Closing Date shall occur contemporaneously on or prior to November 15, 1993, at the offices of King & Spalding, 120 West 45th Street, New York, New York 10036, at 10:00 A.M. (New York City time), or at such other place and time as the parties hereto may mutually agree.

                    Collateral means all of the collateral in which liens, mortgages or security interests are purported to be granted by any or all of the Security Documents.

                    Commitment means, for each Participating Bank, such Participating Bank's Participation Percentage of the Available Amount. Commitments shall refer to the aggregate of the Commitments.

                    Confidential Information has the meaning assigned to that term in Section 10.09 hereof.

                    Consolidated Capitalization means, for any period, the aggregate of all amounts that would, in accordance with generally accepted accounting principles and consistent with those applied in the preparation of the Account Party's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1992, appear on the Account Party's consolidated balance sheet as the sum of (i) the total principal amount of all long-term Debt of the Account Party and its Subsidiaries (excluding, however, Debt not to exceed $400,000,000 existing under any nuclear fuel financing so long as the proceeds of such Debt are used solely to finance the purchase and carrying of nuclear fuel and so long as the appropriate regulatory authorities have not taken any action which would not allow the costs with respect to such financing to be recovered through the rate making process), (ii) the aggregate of the par value of, or stated capital represented by, the outstanding shares of all classes of common and preferred shares of the Account Party and its Subsidiaries, (iii) the consolidated surplus of the Account Party and its Subsidiaries, paid-in, earned and other, if any, and (iv) the excess, if any, of (A) the aggregate unpaid principal amount of all short-term Debt of the Account Party and its Subsidiaries over (B) 10% of the sum of clauses
(i), (ii) and (iii) above.

                    Consolidated Common Equity means, for any period, an amount equal to the sum of the aggregate of the par value of, or stated capital represented by, the outstanding common shares of the Account Party and its Subsidiaries and the surplus, paid-in, earned and other, if any, of the Account Party and its Subsidiaries as determined on a consolidated basis in accordance with generally accepted accounting principles.

                    Conversion , Convert or Converted each refers to a conversion of Term Advances pursuant to Section 3.04 hereof, including, but not limited to any selection of a longer or shorter Interest Period to be applicable to such Term Advances or any conversion of a Term Advance as described in Section 3.04(c) hereof.

                    Credit Termination Date means the date on which the Letter of Credit shall terminate in accordance with its terms.

                    Debt means, for any Person, without duplication, (i) indebtedness of such Person for borrowed money, including but not limited to obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (ii) obligations of such Person to pay the deferred purchase price of property or services (excluding any obligation of such Person to the United States Department of Energy or its successor with respect to disposition of spent nuclear fuel burned prior to April 3,
1983), (iii) obligations of such Person as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iv) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iii), above, and (v) liabilities in respect of unfunded vested benefits under ERISA Plans.

                    Default Rate means a fluctuating interest rate equal at all times to 2% per annum above the Alternate Base Rate in effect from time to time.

                    ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

                    ERISA Affiliate means, with respect to any Person, any trade or business (whether or not incorporated) which is a commonly controlled entity of the Account Party within the meaning of the regulations under Section 414 of the Internal Revenue Code of 1986, as amended from time to time.

                    ERISA Multiemployer Plan means a multiemployer plan subject to Title IV of ERISA.

                    ERISA Plan means an employee benefit plan (other than an ERISA Multiemployer Plan) maintained for employees of the Account Party or any ERISA Affiliate and covered by Title IV of ERISA.

                    ERISA Plan Termination Event means (i) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations) with respect to an ERISA Plan or an ERISA Multiemployer Plan, or (ii) the withdrawal of the Account Party or any of its ERISA Affiliates from an ERISA Plan or an ERISA Multiemployer Plan during a plan year in which it was a substantial employer as defined in Section 4001(a)(2) of ERISA, or (iii) the filing of a notice of intent to terminate an ERISA Plan or an ERISA Multiemployer Plan or the treatment of an ERISA Plan or an ERISA Multiemployer Plan under
Section 4041 of ERISA, or (iv) the institution of proceedings to terminate an ERISA Plan or an ERISA Multiemployer Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan or ERISA Multiemployer Plan.

                    Eurocurrency Liabilities has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                    Eurodollar Rate means for any Interest Period for any Eurodollar Rate Advances comprising part of the same Term Borrowing, an interest rate per annum equal at all times during such Interest Period to the sum of:

                       (i) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such rate is not such a multiple) determined by the Agent at which deposits in United States dollars in amounts comparable to the Eurodollar Rate Advance of Deutsche Bank comprising part of such Term Borrowing and for comparable periods as such Interest Period are offered by the principal office of Deutsche Bank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, plus

                       (ii)     0.625% per annum.

                    Eurodollar Rate Advance means an Advance in respect of which the Account Party has selected in accordance with Article III hereof, and this Agreement provides for, interest to be computed on the basis of the Eurodollar Rate.

                    Eurodollar Reserve Percentage of any Participating Bank for each Interest Period for each Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under Regulation D or other regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement, without benefit of or credit for proration, exemptions or offsets) for such Participating Bank with respect to liabilities or assets consisting of or including eurocurrency liabilities having a term equal to such Interest Period.

                    Event of Default has the meaning assigned to that term in Section 8.01.

                    Federal Funds Rate means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

                    FERC  means the Federal Energy Regulatory Commission.

                    Governmental Approval means any authorization, consent, approval, license, permit, certificate, exemption of, or filing or registration with, any governmental authority or other legal or regulatory body (including, without limitation, the Securities and Exchange Commission, the FERC, the Nuclear Regulatory Commission and the Connecticut Department of Public Utility Control), required in connection with either
(i) the execution, delivery or performance of any Loan Document or Related Document or the grant and perfection of any lien or security interest contemplated by the Security Documents or (ii) the nature of the Account Party's or any Principal Subsidiary's business as conducted or the nature of the property owned or leased by it.

                    Hazardous Substance means any waste, substance or material identified as hazardous, dangerous or toxic by any office, agency, department, commission, board, bureau or instrumentality of the United States of America or of the State or locality in which the same is located having or exercising jurisdiction over such waste, substance or material.

                    Indemnified Person has the meaning assigned to that term in Section 10.04(b) hereof.

                    Indenture has the meaning assigned to that term in the Preliminary Statement.

                    Indenture Documents means, collectively, the Indenture and the Loan Agreement, together with all amendments, modifications and supplements thereto; individually, an Indenture Document .

                    Information Memorandum means the Confidential Information Memorandum, dated August 1993 regarding the Account Party and the facilities provided for herein as distributed to the Issuing Bank and the Participating Banks, including, without limitation, the financial information concerning the Account Party set forth therein.

                    Initial Advance has the meaning assigned to that term in Section 3.02(a) hereof.

                    Initial Repayment Date has the meaning assigned to that term in Section 3.02(a) hereof.

                    Interest Component has the meaning assigned to that term in the Letter of Credit.

                    Interest Drawing has the meaning assigned to that term in the Letter of Credit.

                    Interest Period has the meaning assigned to that term in Section 3.03(b) hereof.

                    Issuer has the meaning assigned to that term in the Preliminary Statement.

                    Issuer Resolution means the resolution adopted by the Issuer that authorized the issuance of the Bonds, approved the terms and provisions of the Bonds, and approved those of the documents related to the Bonds to which the Issuer is a party.

                    Letter of Credit has the meaning assigned to that term in the Preliminary Statement.

                    Lien has the meaning assigned to that term in Section 7.02(a) hereof.

                    Loan Agreement has the meaning assigned to that term in the Preliminary Statement.

                    Loan Documents means this Agreement and the Security Documents.

                    Majority Lenders  means on any date of determination,
(i) the Issuing Bank and (ii) Participating Banks who, collectively, on such date, have Participation Percentages in the aggregate of at least 66-2/3%. Determination of those Participating Banks satisfying the criteria specified above for action by the Majority Lenders shall be made by the Agent and shall be conclusive and binding on all parties absent manifest error.

                    Moody's means Moody's Investors Service, Inc. or any successor thereto.

                    NU means Northeast Utilities, an unincorporated voluntary business association organized under the laws of the Commonwealth of Massachusetts.

                    Participant shall have the meaning assigned to that term in Section 10.06(b) hereof.

                    Participating Banks means the Persons listed on the signature pages hereof following the heading Participating Banks and any other Person who becomes a party hereto pursuant to Section 10.06 hereof.

                    Participation Assignment means a participation assignment entered into pursuant to Section 10.06 hereof by any Participating Bank and an assignee, in substantially the form of Exhibit 1.01B hereto.

                    Participation Percentage means, as of any date of determination (i) with respect to a Participating Bank initially a party hereto, the percentage set forth opposite such Participating Bank's name on the signature pages hereof, except as provided in clause (iii), below, (ii) with respect to a Participating Bank that became a party hereto by operation of Section 10.06(a) hereof, the Participation Percentage stated to be assumed by such assignee Participating Bank in the relevant Participation Assignment, except as provided in clause (iii), below, and
(iii) with respect to any Participating Bank described in clauses (i) and
(ii), above, that assigns a percentage of its interests in accordance with
Section 10.06(a) hereof, its Participation Percentage as reduced by the percentage so assigned.

                    Paying Agent means (i) Shawmut Bank Connecticut, National Association, as the initial paying agent for the Bonds under the Indenture Documents, and (ii) any successor paying agent for the Bonds under the Indenture Documents.

                    PBGC means the Pension Benefit Guaranty Corporation (or any successor entity) established under ERISA.

                    Person means an individual, partnership, corporation (including a business trust), joint stock company, trust, estate, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                    Pledge Agreement means the Pledge Agreement, dated as of September 1, 1993, by the Account Party in favor of the Issuing Bank for the benefit of the Agent, the Co-Agents and the Participating Banks, in substantially the form of Exhibit 1.01C hereto, and as the same may from time to time be amended, modified or supplemented.

                    Pledged Bonds shall have the meaning assigned to that term in the Pledge Agreement.

                    Premium Component has the meaning assigned to that term in the Letter of Credit.

                    Principal Component has the meaning assigned to that term in the Letter of Credit.

                    Principal Subsidiary means a Subsidiary, whether owned directly or indirectly by the Account Party, which, with respect to the Account Party and its Subsidiaries taken as a whole, represents a material portion of the Account Party's consolidated assets or consolidated net income (or loss), (it being understood that, as of the date of this Agreement, the Account Party has no Principal Subsidiaries).

                    Purchase Contract means the Bond Purchase Agreement, dated September 21, 1993, among the Issuer, the Account Party and Goldman, Sachs & Co., Individually and as Representative of Advest, Inc., Greenwich Partners, Inc. and U.S. Securities, Inc.

                    Recipient  has the meaning assigned to that term in
Section 10.09 hereto.

                    Regulatory Transaction means any merger or consolidation of the Account Party with or into, or any purchase or acquisition by the Account Party of the assets of (and any related assumption by the Account Party of the liabilities of) any utility company or utility-related company, if such transaction is undertaken pursuant to an order or request of, or otherwise in fulfillment of the stated goals of, a utility regulatory agency having jurisdiction over NU or any of its Subsidiaries.

                    Regulatory Transaction Entity means any utility company or utility-related company (other than the Account Party) that is the subject of a Regulatory Transaction.

                    Related Documents means the Letter of Credit, the Bonds, the Indenture Documents, any Remarketing Agreement and the Purchase Contract.

                     Remarketing Agent has the meaning assigned to that term in the Indenture Documents.

                    Remarketing Agreement means (i) the Remarketing Agreement, dated as of September 1, 1993, among the Issuer, the Account Party and Morgan Stanley & Co. Incorporated, as the same may be amended from time to time; and (ii) any successor remarketing agreement between the Account Party and a successor Remarketing Agent as shall be in effect from time to time in accordance with the terms of the Indenture Documents.

                    S&P means Standard and Poor's Corporation or any successor thereto.

                    Second Mortgage means the Open End Mortgage and Trust Agreement made as of October 1, 1986, by and between the Account Party and Bank of Boston Connecticut, as trustee, as amended through the date hereof to secure the obligations of the Account Party hereunder and as the same may be further amended, modified or supplemented from time to time.

                    Security Documents means the Pledge Agreement and the Indenture Documents, but shall not include the Second Mortgage.

                    Stated Amount has the meaning assigned to that term in the Preliminary Statement hereto.

                    Stated Termination Date means the expiration date specified in clause (i) of the first paragraph of Paragraph (1) of the Letter of Credit, as such date may be extended pursuant to Section 2.05 hereof.

                    Subsidiary shall mean, with respect to any Person (the Parent ), any corporation, association or other business entity of which securities or other ownership interests representing 50% or more of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the Parent or one or more Subsidiaries of the Parent or by the Parent and one or more Subsidiaries of the Parent.

                    Tender Drawing has the meaning assigned to that term in the Letter of Credit.

                    Term Advance  has the meaning assigned to that term in
Section 3.02(b) hereof, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a Type of Term Advance). The Type of a Term Advance may change from time to time when such Term Advance is Converted. For purposes of this Agreement, all Term Advances of a Participating Bank (or portions thereof) made as, or Converted to, the same Type and Interest Period on the same day shall be deemed a single Term Advance by such Participating Bank until repaid or next Converted.

                    Term Borrowing means a borrowing consisting of Term Advances of the same Type and Interest Period made on the same day by the Participating Banks, ratably in accordance with their respective Participation Percentages. A Term Borrowing may be referred to herein as being a Type of Term Borrowing, corresponding to the Type of Term Advances comprising such Term Borrowing. For purposes of this Agreement, all Term Advances made as, or Converted to, the same Type and Interest Period on the same day shall be deemed a single Term Borrowing until repaid or next Converted.

                    Termination Date means the Credit Termination Date or the earlier date of termination of the Commitments pursuant to Sections
2.02 or 8.02 hereunder.

                    Trustee has the meaning assigned to that term in the Preliminary Statement hereto.

                    Type has the meaning assigned to such term in the definitions of Term Advance and Term Borrowing herein.

                    Unmatured Default means the occurrence and continuance of an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

          SECTION 1.02. Computation of Time Periods. In the computation of periods of time under this Agreement any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. In
the case of a period of time  from  a specified date  to  or  until   a
later specified date, the word from means from and including and the words to and until each means to but excluding .

          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles applied on a basis consistent with the application employed in the preparation of the Account Party's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1992.

          SECTION 1.04. Computations of Outstandings. Whenever reference is made in this Agreement to the principal amount outstanding on any date under this Agreement, such reference shall refer to the sum of (i) the Available Amount on such date, (ii) the aggregate principal amount of all Advances outstanding on such date and (iii) the aggregate amount of all demand loans under Section 3.01 hereunder on such date, in each case after giving effect to all transactions to be made on such date and the application of the proceeds thereof.

                                    ARTICLE II

                              THE LETTER OF CREDIT

          SECTION 2.01. The Letter of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth (including, without limitation, the applicable conditions precedent set forth in Article V hereof), to issue the Letter of Credit to the Paying Agent, upon not less than three Business Days prior notice from the Account Party, on the Closing Date.

          SECTION 2.02.  Termination of the Commitments.   The obligation
of the Issuing Bank to issue the Letter of Credit shall automatically terminate if not issued on or before 5:00 P.M. (New York City time) on November 15, 1993.

          SECTION 2.03. Commissions and Fees. (a) The Account Party hereby agrees to pay to the Agent, for the account of the Participating Banks ratably in accordance with their respective Participation Percentages, a letter of credit commission on the Available Amount in effect from time to time from the date of issuance of the Letter of Credit until the Termination Date (disregarding for such purpose any temporary diminution thereof arising from drawings under the Letter of Credit to pay interest (or purchase price corresponding to interest) on the Bonds, regardless of whether the amount so drawn shall be thereafter reinstated), at a rate equal to 0.40% per annum, payable quarterly in arrears on the first day of March, June, September and December in each year, commencing on the first such date to occur following the date of issuance of the Letter of Credit, and on the Credit Termination Date.

          (b) The Account Party also agrees to pay to the Agent, for the account of the Agent and the Issuing Bank, such other fees as may be agreed upon from time to time by the Account Party and the Agent and the Issuing Bank.

          SECTION 2.04. Reinstatement of the Letter of Credit. (a) The Interest Component and the Principal Component shall, from time to time, be reinstated by the Issuing Bank in accordance with, and only to the extent provided in, the Letter of Credit. In no event shall reductions in the Premium Component be reinstated.

          (b) Interest Component. With respect to reinstatement of reductions in the Interest Component resulting from Interest Drawings:

                   (i) The Issuing Bank may only deliver to the Paying Agent any notice of non-reinstatement pursuant to Paragraph 5(i)(A) of the Letter of Credit if (A) the Issuing Bank and/or the Participating Banks have not been reimbursed in full by the Account Party for one or more drawings, together with interest, if any, owing thereon pursuant to this Agreement, or (B) an Event of Default has occurred and is then continuing.

                   (ii) If, subsequent to any such delivery of a notice of non-reinstatement, the circumstances giving rise to the delivery of such notice of non-reinstatement shall have ceased to exist (whether as a result of reimbursement of unreimbursed drawings, or waiver or cure of an Event of Default, or otherwise), then, provided that no other Event of Default shall have occurred and be continuing, the Issuing Bank shall deliver to the Paying Agent, by hand delivery or facsimile transmission, a Notice of Reinstatement in the form of Exhibit 5 to the Letter of Credit reinstating that portion of the Interest Component in respect of which such notice of non-reinstatement was given.

          (c) Principal Component. With respect to reinstatement of a reduction in the Principal Component resulting from any Tender Drawing, IF:

                   (i) such reduction has not been reinstated pursuant to Paragraph 5(ii)(A) of the Letter of Credit;

                   (ii) the Issuing Bank and/or the Participating Banks shall have been reimbursed by the Account Party for such Tender Drawing;

                   (iii) any demand loan(s) and Advance(s) made in respect of such Tender Drawing shall have been repaid by the Account Party, together with any interest thereon and any other amounts payable hereunder in connection therewith; AND

                   (iv) no Event of Default shall have occurred and then be continuing;

THEN, the Issuing Bank shall deliver to the Paying Agent, by hand delivery or facsimile transmission, a Notice of Reinstatement in the form of Exhibit 5 to the Letter of Credit reinstating the Principal Component to the extent of such Tender Drawing.

          SECTION 2.05. Extension of the Stated Termination Date. Unless the Letter of Credit shall have previously expired in accordance with its terms, at least 60 days but not more than 90 days before each anniversary date of this Agreement, the Account Party may, by notice to the Agent (any such notice being irrevocable), request the Issuing Bank and the Participating Banks to extend the Stated Termination Date of the Letter of Credit for a period of one year. If the Account Party shall make such request, the Agent shall promptly inform the Issuing Bank and the Participating Banks and, no later than 15 days prior to such anniversary date, the Agent shall notify the Account Party in writing (with a copy of such notice to the Trustee and the Paying Agent) if the Issuing Bank and all of the Participating Banks consent to such request and the conditions of such consent (including conditions relating to legal documentation). If such consent is granted, the Stated Termination Date as theretofore in effect shall be extended for one year, such extension to take effect on such anniversary date. The granting of any such consent shall be in the sole and absolute discretion of the Issuing Bank and all of the Participating Banks, and if the Agent shall not so notify the Account Party, such lack of notification shall be deemed to be a determination not to consent to such request.

                                   ARTICLE III

                           REIMBURSEMENT AND ADVANCES

          SECTION 3.01. Reimbursement on Demand. Subject to the provisions of Section 3.02 hereof, the Account Party hereby agrees to pay (whether with the proceeds of Initial Advances made pursuant to this Agreement or otherwise) to the Issuing Bank on demand (a) on and after each date on which the Issuing Bank shall pay any amount under the Letter of Credit pursuant to any draft, but only after so paid by the Issuing Bank, a sum equal to such amount so paid (which sum shall constitute a demand loan from the Issuing Bank to the Account Party from the date of such payment by the Issuing Bank until so paid by the Account Party), plus (b) interest on any amount remaining unpaid by the Account Party to the Issuing Bank under clause (a), above, from the date such amount becomes payable on demand until payment in full, at the Default Rate in effect from time to time. No reinstatement of the Interest Component or the Principal Component despite the failure by the Account Party to reimburse the Issuing Bank for any previous drawing to pay interest on the Bonds shall limit or impair the Account Party's obligations under this Section 3.01.

          SECTION 3.02. Advances. Each Participating Bank agrees to make Initial Advances and Term Advances for the account of the Account Party from time to time upon the terms and subject to the conditions set forth in this Agreement.

          (a) Initial Advances; Repayment of Initial Advances. If the Issuing Bank shall honor any Tender Drawing and if the conditions precedent set forth in Section 5.03 of this Agreement have been satisfied as of the date of such honor, then, each Participating Bank's payment made to the Issuing Bank pursuant to Section 3.07 hereof in respect of such Tender Drawing shall be deemed to constitute an advance made for the account of the Account Party by such Participating Bank (each such advance being an Initial Advance made by such Participating Bank). Each Initial Advance shall be made as a Base Rate Advance, shall bear interest at the Alternate Base Rate and shall not be entitled to be Converted. Subject to Article VIII of this Agreement, each Initial Advance and all interest thereon shall be due and payable on the earlier to occur of (i) the date 30 days from the date of such Initial Advance (such repayment date being the Initial Repayment Date for such Initial Advance) and (ii) the Termination Date. The Account Party may repay the principal amount of any Initial Advance with (and to the extent of) the proceeds of a Term Advance made pursuant to subsection (b), below, and may prepay Initial Advances in accordance with
Section 3.06 hereof.

          (b) Term Advances; Repayment. Subject to the satisfaction of the conditions precedent set forth in Section 5.04 hereof and the other conditions of this subsection (b), each Participating Bank agrees to make one or more advances for the account of the Account Party ( Term Advances ) on each Initial Repayment Date in an aggregate principal amount equal to the amount of such Participating Bank's Initial Advances maturing on such Initial Repayment Date. All Term Advances comprising a single Term Borrowing shall be made upon written notice given by the Account Party to the Agent not later than 11:00 A.M. (New York City time) (A) in the case of a Term Borrowing comprised of Base Rate Advances, on the Business Day of such proposed Term Borrowing and (B) in the case of a Term Borrowing comprised of Eurodollar Rate Advances, three Business Days prior to the date of such proposed Term Borrowing. The Agent shall notify each Participating Bank of the contents of such notice promptly after receipt thereof. Each such notice shall specify therein the following information:
(W) the date on which such Term Borrowing is to be made, (X) the principal amount of Term Advances comprising such Term Borrowing, (Y) the Type of Term Borrowing and (Z) the duration of the initial Interest Period, if applicable, proposed to apply to the Term Advances comprising such Term Borrowing. The proceeds of each Participating Bank's Term Advances shall be applied solely to the repayment of the Initial Advances made by such Participating Bank and shall in no event be made available to the Account Party. The principal amount of each Term Advance, together with all accrued and unpaid interest thereon, shall be due and payable on the earlier to occur of (x) the same calendar date occurring 35 months following the date upon which such Term Advance is made (or, if such month does not have a corresponding date, on the last day of such month) and (y) the Termination Date.

          SECTION 3.03.  Interest on Advances.   The Account Party shall
pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full at the applicable rate set forth below:

                   (a) Alternate Base Rate. Except to the extent that the Account Party shall elect to pay interest on any Advance for any Interest Period pursuant to paragraph (c) of this Section 3.03, the Account Party shall pay interest on each Advance (including all Initial Advances) from the date thereof until the date such Advance is due, at a fluctuating interest rate per annum in effect from time to time equal to the Alternate Base Rate in effect from time to time. The Account Party shall pay interest on each Advance bearing interest in accordance with this subsection quarterly in arrears on the first day of March, June, September and December in each year and on the Termination Date or the earlier date for repayment of such Advance (including the Initial Repayment Date therefor, in the case of an Initial Advance).

                   (b) Interest Periods. Subject to the other requirements of this Section 3.03, the Account Party may from time to time elect to have the interest on all Term Advances comprising part of the same Term Borrowing determined and payable for a specified period (an Interest Period for such Term Advances) in accordance with paragraph (c) of this
Section 3.03. The first day of an Interest Period for such Term Advances shall be the date such Advance is made or most recently Converted, which shall be a Business Day. All Interest Periods shall end on or prior to the Stated Termination Date. Any Interest Period for a Term Advance that would otherwise end after the Termination Date or earlier date for the repayment of such Advance shall be deemed to end on the Termination Date or such earlier repayment date, as the case may be.

                   (c) Eurodollar Rate. Subject to the requirements of this Section 3.03 and Article V hereof, the Account Party may from time to time elect to have any Term Advances comprising part of the same Term Borrowing made as, or Converted to, Eurodollar Rate Advances. The Interest Period applicable to such Eurodollar Rate Advances shall be of one, two or three whole months' duration, as the Account Party shall select in its notice delivered to the Agent pursuant to Section 3.02(b) or 3.04 hereof, as applicable. If the Account Party shall have made such election, the Account Party shall pay interest on such Eurodollar Rate Advances at the Eurodollar Rate, for the applicable Interest Period for such Eurodollar Rate Advances, which interest shall be payable on the last day of such Interest Period and on the date for repayment or prepayment for such Eurodollar Rate Advances. Any Interest Period pertaining to Eurodollar Rate Advances that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

                   (d) Interest Rate Determinations. The Agent shall give prompt notice to the Account Party and the Participating Banks of the Eurodollar Rate determined from time to time by the Agent to be applicable to each Eurodollar Rate Advance.

                   SECTION 3.04. Conversion of Term Advances. Subject to the satisfaction of the conditions precedent set forth in Section 5.03 hereof, the Account Party may elect to Convert one or more Term Advances of any Type to one or more Term Advances of the same or any other Type on the following terms and subject to the following conditions:

                   (a) Each Conversion shall be made as to all Term Advances comprising a single Term Borrowing upon written notice given by the Account Party to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion. The Agent shall notify each Participating Bank of the contents of such notice promptly after receipt thereof. Each such notice shall specify therein the following information: (A) the date of such proposed Conversion (which in the case of Eurodollar Rate Advances shall be the last day of the Interest Period then applicable to such Term Advances to be Converted), (B) Type of, and Interest Period, if any, applicable to the Term Advances proposed to be Converted, (C) the aggregate principal amount of Term Advances proposed to be Converted, and (D) the Type of Term Advances to which such Term Advances are proposed to be Converted and the Interest Period, if any, to be applicable thereto.

                   (b) During the continuance of an Unmatured Default or an Event of Default, the right of the Account Party to Convert Term Advances to Eurodollar Rate Advances shall be suspended, and all Eurodollar Rate Advances then outstanding shall be Converted to Base Rate Advances on the last day of the Interest Period then in effect, if, on such day, an Unmatured Default or an Event of Default shall be continuing.

                   (c) If no notice of Conversion is received by the Agent as provided in subsection (a) above with respect to any outstanding Eurodollar Rate Advances, the Agent shall treat such absence of notice as a deemed notice of Conversion providing for such Advances to be Converted to Base Rate Advances on the last day of the Interest Period then in effect for such Eurodollar Rate Advances.

          SECTION 3.05. Other Terms Relating to the Making and Conversion of Advances. (a) Notwithstanding anything in Section 3.02, 3.03 or 3.04, above, to the contrary:

                   (i) at no time shall more than six different Term Borrowings be outstanding hereunder; and

                   (ii) each Term Borrowing consisting of Eurodollar Rate Advances shall be in the aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

          (b) Each notice of borrowing pursuant to Section 3.02(b) hereof and each notice of Conversion pursuant to Section 3.04 hereof shall be irrevocable and binding on the Account Party.

          SECTION 3.06. Prepayment of Advances. (a) The Account Party shall have no right to prepay any principal amount of any Advances except in accordance with subsections (b) and (c) below.

          (b) The Account Party may, upon at least one Business Day's notice to the Agent stating the proposed date and aggregate principal amount of the prepayment and the specific Initial Advances or Term Borrowing(s) to be prepaid, and if such notice is given, the Account Party shall, prepay, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid and any amounts due pursuant to Section 4.03, the outstanding principal amount of
(i) all Initial Advances made on the same date or (ii) all Term Advances comprising the same Term Borrowing, in each case as the Account Party shall designate in such notice; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $10,000,000, or, if less, the aggregate principal amount of all Advances then outstanding.

          (c) Prior to or simultaneously with the resale of all of the Bonds purchased with the proceeds of a Tender Drawing, the Account Party shall prepay, or cause to be prepaid, in full, the then outstanding principal amount of all Initial Advances and of all Term Advances comprising the same Term Borrowing(s) arising pursuant to such Tender Drawing, together with all interest thereon to the date of such prepayment. If less than all of such Bonds are resold, then prior to or simultaneously with such resale the Account Party shall prepay or cause to be prepaid that portion of such Advances, together with all interest thereon to the date of such prepayment, equal to the then outstanding principal amount thereof multiplied by a fraction, the numerator of which shall be the principal amount of the Bonds resold and the denominator of which shall be the principal amount of all of the Bonds purchased with the proceeds of the relevant Tender Drawing.

          SECTION 3.07. Participation; Reimbursement of Issuing Bank. (a) The Issuing Bank hereby sells and transfers to each Participating Bank, and each Participating Bank hereby acquires from the Issuing Bank, an undivided interest and participation to the extent of such Participating Bank's Participation Percentage in and to (i) the Letter of Credit, including the obligations of the Issuing Bank under and in respect thereof and the Account Party's reimbursement and other obligations in respect thereof and
(ii) each demand loan or deemed demand loan made by the Issuing Bank, whether now existing or hereafter arising.

          (b) If the Issuing Bank (i) shall not have been reimbursed in full for any payment made by the Issuing Bank under the Letter of Credit on the date of such payment or (ii) shall make any demand loan to the Account Party, the Issuing Bank shall promptly notify the Agent and the Agent shall promptly notify each Participating Bank of such non-reimbursement or demand loan and the amount thereof. Upon receipt of such notice from the Agent, each Participating Bank shall pay to the Issuing Bank, directly, an amount equal to such Participating Bank's ratable portion (according to such Participating Bank's Participation Percentage) of such unreimbursed amount or demand loan paid or made by the Issuing Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Rate from the date of such payment by the Issuing Bank to the date of payment to the Issuing Bank by such Participating Bank. All such payments by each Participating Bank shall be made in United States dollars and in same day funds:

                   (x) not later than 2:45 P.M. (New York City time) on the day such notice is received by such Participating Bank if such notice is received at or prior to 12:30 P.M. (New York City time) on a Business Day; or

                   (y) not later than 12:00 Noon (New York City time) on the Business Day next succeeding the day such notice is received by such Participating Bank, if such notice is received after 12:30 P.M. (New York City time) on a Business Day.

If a Participating Bank shall have paid to the Issuing Bank its ratable portion of any unreimbursed amount or demand loan paid or made by the Issuing Bank, together with all interest thereon required by the second sentence of this subsection (b), such Participating Bank shall be entitled to receive its ratable share of all interest paid by the Account Party in respect of such unreimbursed amount or demand loan from the date paid or made by the Issuing Bank. If such Participating Bank shall have made such payment to the Issuing Bank, but without all such interest thereon required by the second sentence of this subsection (b), such Participating Bank shall be entitled to receive its ratable share of the interest paid by the Account Party in respect of such unreimbursed amount or demand loan only from the date it shall have paid all interest required by the second sentence of this subsection (b).

          (c) Each Participating Bank's obligation to make each payment to the Issuing Bank, and the Issuing Bank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the foregoing or
Section 4.06 hereof, or the occurrence or continuance of an Event of Default, or the non- satisfaction of any condition precedent set forth in Sections 5.03 or 5.04 hereof, or the failure of any other Participating Bank to make any payment under this Section 3.07. Each Participating Bank further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (d) The failure of any Participating Bank to make any payment to the Issuing Bank in accordance with subsection (b) above, shall not relieve any other Participating Bank of its obligation to make payment, but neither the Issuing Bank nor any Participating Bank shall be responsible for the failure of any other Participating Bank to make such payment. If any Participating Bank shall fail to make any payment to the Issuing Bank in accordance with subsection (b) above, then such Participating Bank shall pay to the Issuing Bank forthwith on demand such corresponding amount together with interest thereon, for each day until the date such amount is repaid to the Issuing Bank at the Federal Funds Rate. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Participating Bank.

          (e) If any Participating Bank shall fail to make any payment to the Issuing Bank in accordance with subsection (b) above, then, in addition to other rights and remedies which the Issuing Bank may have, the Agent is hereby authorized, at the request of the Issuing Bank, to withhold and to apply to the payment of such amounts owing by such Participating Bank to the Issuing Bank and any related interest, that portion of any payment received by the Agent that would otherwise be payable to such Participating Bank. In furtherance of the foregoing, if any Participating Bank shall fail to make any payment to the Issuing Bank in accordance with subsection (b), above, and such failure shall continue for five Business Days following written notice of such failure from the Issuing Bank to such Participating Bank, the Issuing Bank may acquire, or transfer to a third party in exchange for the sum or sums due from such Participating Bank, such Participating Bank's interest in the related unreimbursed amounts and demand loans and all other rights of such Participating Bank hereunder in respect thereof, without, however, relieving such Participating Bank from any liability for damages, costs and expenses suffered by the Issuing Bank as a result of such failure. The purchaser of any such interest shall be deemed to have acquired an interest senior to the interest of such Participating Bank and shall be entitled to receive all subsequent payments which the Issuing Bank or the Agent would otherwise have made hereunder to such Participating Bank in respect of such interest.

                                    ARTICLE IV

                                    PAYMENTS

          SECTION 4.01.  Payments and Computations.  (a)   The Account
Party shall make each payment hereunder (i) in the case of reimbursement obligations pursuant to Section 3.01 hereof (excluding any portion thereof in respect of which an Initial Advance is to be made), not later than 2:30 P.M. (New York City time) on the day the related drawing under the Letter of Credit is paid by the Issuing Bank, and (ii) in all other cases, not later than 12:30 P.M. (New York City time) on the day when due, in each case in lawful money of the United States of America to the Agent at its address referred to in Section 10.02 hereof in immediately available funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of reimbursements, principal, interest, fees or other amounts payable to the Issuing Bank and the Participating Banks to whom the same are payable, ratably and without offset or counterclaim except as provided in Section 3.07, at its address set forth in Section
10.02 hereof (in the case of the Issuing Bank) or for the account of their respective Applicable Lending Offices (in the case of the Participating Banks), in each case to be applied in accordance with the terms of this Agreement.

          (b) The Account Party hereby authorizes the Issuing Bank, and each Participating Bank, if and to the extent payment owed to the Issuing Bank, or such Participating Bank, as the case may be, is not made when due hereunder, to charge from time to time against any or all of the Account Party's accounts with the Issuing Bank or such Participating Bank, as the case may be, any amount so due.

          (c) All computations of interest based on the Alternate Base Rate when based on Deutsche Bank's prime rate referred to in the definition of Alternate Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be. All other computations of interest hereunder (including computations of interest based on the Eurodollar Rate and the Federal Funds Rate (including the Alternate Base Rate if and so long as such Rate is based on the Federal Funds Rate)), and of all fees, commissions and other amounts payable hereunder shall be made by the Agent or the party claiming such other amounts, as the case may be, on the basis of a year of 360 days. In each such case, such computation shall be made for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest, fees, commissions or other amounts are payable. Each such determination by the Agent or a Participating Bank, as the case may be, shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder shall be stated to be due, or the last day of an Interest Period hereunder shall be stated to occur, on a day other than a Business Day, such payment shall be made and the last day of such Interest Period shall occur on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commissions and fees hereunder; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made, or the last day of an Interest Period for a Eurodollar Rate Advance to occur, in the next following calendar month, such payment shall be made on the next preceding Business Day and such reduction of time shall in such case be included in the computation of payment of interest hereunder.

          (e) Unless the Agent shall have received notice from the Account Party prior to the date on which any payment is due to the Issuing Bank or the Participating Banks hereunder that the Account Party will not make such payment in full, the Agent may assume that the Account Party has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to the Issuing Bank and/or each Participating Bank on such due date an amount equal to the amount then due the Issuing Bank and/or such Participating Bank. If and to the extent the Account Party shall not have so made such payment in full to the Agent, the Issuing Bank and/or each such Participating Bank shall repay to the Agent forthwith on demand such amount distributed to the Issuing Bank and/or such Participating Bank, together with interest thereon, for each day from the date such amount is distributed to the Issuing Bank and/or such Participating Bank until the date the Issuing Bank and/or such Participating Bank repays such amount to the Agent, at the Federal Funds Rate.

          (f) If, after the Agent has paid to the Issuing Bank or any Participating Bank any amount pursuant to subsection (a) above, such payment is rescinded or must otherwise be returned or must be paid over by the Agent or the Issuing Bank to any Person, whether pursuant to any bankruptcy or insolvency law, Section 4.04 hereof or otherwise, such Participating Bank shall, at the request of the Agent or the Issuing Bank, promptly repay to the Agent or the Issuing Bank, as the case may be, an amount equal to its ratable share of such payment, together with any interest required to be paid by the Agent or the Issuing Bank with respect to such payment.

          SECTION 4.02. Default Interest. Any amounts payable by the Account Party hereunder that are not paid when due shall (to the fullest extent permitted by law) bear interest, from the date when due until paid in full, at the Default Rate, payable on demand.

          SECTION 4.03. Yield Protection. (a) Change in Circumstances. Notwithstanding any other provision herein, if after the date hereof, the adoption of or any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) (i) shall change the basis of taxation of payments to the Issuing Bank or any Participating Bank of the principal of or interest on any Eurodollar Rate Advance made by such Participating Bank or any fees or other amounts payable hereunder (other than changes in respect of taxes imposed on the overall net income of the Issuing Bank or such Participating Bank, or its Applicable Lending Office, by the jurisdiction in which the Issuing Bank or such Participating Bank has its principal office or in which such Applicable Lending Office is located or by any political subdivision or taxing authority therein), or (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit (or participatory interests therein) issued by, commitments or assets of, deposits with or for the account of, or credit extended by, the Issuing Bank or such Participating Bank, or
(iii) shall impose on the Issuing Bank or such Participating Bank any other condition affecting this Agreement, the Letter of Credit or participatory interests therein or Eurodollar Rate Advances, and the result of any of the foregoing shall be (A) to increase the cost to the Issuing Bank or such Participating Bank of issuing, maintaining or participating in this Agreement or the Letter of Credit or of agreeing to make, making or maintaining any Advance or (B) to reduce the amount of any sum received or receivable by the Issuing Bank or such Participating Bank hereunder (whether of principal, interest or otherwise), then the Account Party will pay to the Issuing Bank or such Participating Bank, upon demand, such additional amount or amounts as will compensate the Issuing Bank or such Participating Bank for such additional costs incurred or reduction suffered.

          (b) Capital. If the Issuing Bank or any Participating Bank shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any Participating Bank (or any Applicable Lending Office of the Issuing Bank or such Participating Bank), or any holding company of any such entity, with any request or directive regarding capital adequacy not in effect on the date hereof (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect (i) of reducing the rate of return on such entity's capital or on the capital of such entity's holding company, if any, as a consequence of this Agreement, the Letter of Credit or such entity's participatory interest therein, any Commitment hereunder or the portion of the Advances made by such entity pursuant hereto to a level below that which such entity or such entity's holding company could have achieved, but for such applicability, adoption, change or compliance (taking into consideration such entity's policies and the policies of such entity's holding company with respect to capital adequacy), or (ii) of increasing or otherwise determining the amount of capital required or expected to be maintained by such entity or such entity's holding company based upon the existence of this Agreement, the Letter of Credit or such entity's participatory interest therein, any Commitment hereunder, the portion of the Advances made by such entity pursuant hereto and other similar such credits, participations, commitments, agreements or assets, then from time to time the Account Party shall pay to the Issuing Bank or such Participating Bank, upon demand, such additional amount or amounts as will compensate such entity or such entity's holding company for any such reduction or allocable capital cost suffered.

          (c) Eurodollar Reserves. The Account Party shall pay to each Participating Bank upon demand, so long as such Participating Bank shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of such Participating Bank's portion of each Eurodollar Rate Advance, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the rate described in clause (i) of the definition of Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Participating Bank for such Interest Period. Such additional interest shall be determined by such Participating Bank and notified to the Account Party and the Issuing Bank.

          (d) Breakage Indemnity. The Account Party shall indemnify each Participating Bank against any loss, cost or reasonable expense which such Participating Bank may sustain or incur as a consequence of (i) any failure by the Account Party to fulfill on the date of any Advance or Conversion hereunder the applicable conditions set forth in Articles III and V, (ii) any failure by the Account Party to Convert any Advance hereunder after irrevocable notice of Conversion has been given pursuant to
Section 3.04 hereof, (iii) any payment, prepayment or Conversion of a Eurodollar Rate Advance required or permitted by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any Advance or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (v) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Advance or any part thereof as a Eurodollar Rate Advance. Such loss, cost or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Participating Bank, of (A) its cost of obtaining the funds for the Advance being paid, prepaid, Converted or not borrowed (based on the Eurodollar Rate) for the period from the date of such payment, prepayment, Conversion or failure to borrow to the last day of the Interest Period for such Advance (or, in the case of a failure to borrow, the Interest Period for such Advance which would have commenced on the date of such failure) over (B) the amount of interest (as reasonably determined by such Participating Bank) that would be realized by such Participating Bank in reemploying the funds so paid, prepaid, Converted or not borrowed for such period or Interest Period, as the case may be. For purposes of this subsection (d), it shall be presumed that each Participating Bank shall have funded each such Advance with a fixed-rate instrument bearing the rates and maturities designated in the determination of the applicable interest rate for such Advance.

          (e) Notices. A certificate of the Issuing Bank or any Participating Bank setting forth such entity's claim for compensation hereunder and the amount necessary to compensate such entity or its holding company pursuant to subsections (a) through (d) of this Section 4.03 shall be submitted to the Account Party and the Issuing Bank and shall be conclusive and binding for all purposes, absent manifest error. The Account Party shall pay the Issuing Bank or such Participating Bank directly the amount shown as due on any such certificate within ten days after its receipt of the same. The failure of any entity to provide such notice or to make demand for payment under this Section 4.03 shall not constitute a waiver of such Participating Bank's rights hereunder; provided, that such entity shall not be entitled to demand payment pursuant to subsections (a) through (d) of this Section 4.03 in respect of any loss, cost, expense, reduction or reserve if such demand is made more than one year following the later of such entity's incurrence or sufferance thereof or such entity's actual knowledge of the event giving rise to such entity's rights pursuant to such subsections. The protections of this Section 4.03 shall be available to the Issuing Bank and each Participating Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed and shall survive the Termination Date and the payment of all other amounts hereunder.

          (f) Change in Legality. Notwithstanding any other provision herein, if the adoption of or any change in any law or regulation or in the interpretation or administration thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for any Participating Bank to make or maintain any Eurodollar Rate Advance or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Rate Advance, then, by written notice to the Account Party and the Issuing Bank, such Participating Bank may:

                   (i) declare that Eurodollar Rate Advances will not thereafter be made by such Participating Bank hereunder, whereupon the right of the Account Party to select Eurodollar Rate Advances for any Advance or Conversion shall be forthwith suspended until such Participating Bank shall withdraw such notice as provided hereinbelow or shall cease to be a Participating Bank hereunder; and

                   (ii) require that all outstanding Eurodollar Rate Advances be Converted to Base Rate Advances, in which event all Eurodollar Rate Advances shall be automatically Converted to Base Rate Advances as of the effective date of such notice as provided hereinbelow.

Upon receipt of any such notice, the Agent shall promptly notify the Participating Banks thereof. Promptly upon becoming aware that the circumstances that caused such Participating Bank to deliver such notice no longer exist, such Participating Bank shall deliver notice thereof to the Account Party and the Agent withdrawing such prior notice (but the failure to do so shall impose no liability upon such Participating Bank). Promptly upon receipt of such withdrawing notice from such Participating Bank, the Agent shall deliver notice thereof to the Account Party and the Participating Banks and such suspension shall terminate. Prior to any Participating Bank giving notice to the Account Party under this subsection
(f), such Participating Bank shall use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if such change would avoid such unlawfulness and would not, in the sole determination of such Participating Bank, be otherwise disadvantageous to such Participating Bank. Any notice to the Account Party by any Participating Bank shall be effective as to each Eurodollar Rate Advance on the last day of the Interest Period currently applicable to such Eurodollar Rate Advance; provided that if such notice shall state that the maintenance of such Advance until such last day would be unlawful, such notice shall be effective on the date of receipt by the Account Party and the Agent.

          (g) Market Rate Disruptions. If, (i) the Agent determines that an adequate basis does not exist for the determination of the Eurodollar Rate for Eurodollar Rate Advances or (ii) if the Majority Lenders shall notify the Agent that the Eurodollar Rate will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances, the right of the Account Party to select or receive or Convert into such Type of Advances shall be forthwith suspended until the Agent shall notify the Account Party and the Participating Banks that the circumstances causing such suspension no longer exist, and until such notification from the Agent, each request for or Conversion into such Type of Advance hereunder shall be deemed to be a request for or Conversion into Base Rate Advances.

          SECTION 4.04. Sharing of Payments, Etc. If any Participating Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any proceeds received by assignments or sales of participations in accordance with
Section 10.06 hereof to a Person that is not an Affiliate of the Account Party) on account of the Advances owing to it (other than pursuant to
Section 4.03 hereof) in excess of its ratable share of payments on account of the Advances obtained by all the Participating Banks, such Participating Bank shall forthwith purchase from the other Participating Banks such participation in the portions of the Advances owing to them as shall be necessary to cause such purchasing Participating Bank to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Participating Bank, such purchase from each Participating Bank shall be rescinded and such Participating Bank shall repay to the purchasing Participating Bank the purchase price to the extent of such recovery together with an amount equal to such Participating Bank's ratable share (according to the proportion of (i) the amount of such Participating Bank's required repayment to (ii) the total amount so recovered from the purchasing Participating Bank) of any interest or other amount paid or payable by the purchasing Participating Bank in respect of the total amount so recovered. The Account Party agrees that any Participating Bank so purchasing a participation from another Participating Bank pursuant to this
Section 4.04 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Participating Bank were the direct creditor of the Account Party in the amount of such participation. Notwithstanding the foregoing, if any Participating Bank shall obtain any such excess payment involuntarily, such Participating Bank may, in lieu of purchasing participations from the other Participating Banks in accordance with this Section 4.04, on the date of receipt of such excess payment, return such excess payment to the Agent for distribution in accordance with
Section 4.01(a) hereof.

          SECTION 4.05. Taxes. (a) All payments by the Account Party hereunder shall be made in accordance with Section 4.01, free and clear of and without deduction for all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Participating Bank and the Issuing Bank, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Participating Bank or the Issuing Bank (as the case may be) is organized or any political subdivision thereof and, in the case of each Participating Bank, taxes imposed on its overall net income, and franchise taxes imposed on it, by the jurisdiction of such Participating Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as Taxes ). If the Account Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Participating Bank or the Issuing Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.05) such Participating Bank or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Account Party shall make such deductions and (iii) the Account Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Account Party agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as Other Taxes ).

          (c) The Account Party will indemnify each Participating Bank and the Issuing Bank for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and any Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.05) paid by such Participating Bank or the Issuing Bank (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Participating Bank or the Issuing Bank (as the case may be) makes written demand therefor. If any Taxes or Other Taxes for which a Participating Bank or the Issuing Bank has received payments from the Account Party hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to such Participating Bank, such Participating Bank shall promptly forward to the Account Party any such refunded amount. The Account Party's, the Issuing Bank's and each Participating Bank's obligations under this Section 4.05 shall survive the Termination Date and the payment of all other amounts hereunder.

          (d) Within 30 days after the date of any payment of Taxes, the Account Party will furnish to the Issuing Bank, at its address referred to in Section 10.02 hereof, the original or a certified copy of a receipt evidencing payment thereof.

          (e) Each Participating Bank not incorporated in the United States or a jurisdiction within the United States shall, on or prior to the date it becomes a Participating Bank hereunder, deliver to the Account Party and the Issuing Bank such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended from time to time (the Code ), or treasury regulations issued pursuant thereto, including Internal Revenue Service Form 4224 and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Participating Bank establishing that it is (i) not subject to withholding under the Code or (ii) totally exempt from United States of America tax under a provision of an applicable tax treaty. Each Participating Bank shall promptly notify the Account Party and the Issuing Bank of any change in its Applicable Lending Office and shall deliver to the Account Party and the Issuing Bank together with such notice such certificates, documents or other evidence referred to in the immediately preceding sentence. Unless the Account Party and the Issuing Bank have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States of America withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Account Party or the Issuing Bank shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Participating Bank organized under the laws of a jurisdiction outside the United States of America. Each Participating Bank represents and warrants that each such form supplied by it to the Issuing Bank and the Account Party pursuant to this Section 4.05, and not superseded by another form supplied by it, is or will be, as the case may be, complete and accurate.

          (f) Any Participating Bank claiming any additional amounts payable pursuant to this Section 4.05 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Account Party or to change the jurisdiction of its Applicable Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue and would not, in the sole determination of such Participating Bank, be otherwise disadvantageous to such Participating Bank.

          SECTION 4.06. Obligations Absolute. The obligations of the Account Party under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) under all circumstances, including, without limitation, the following circumstances:

                     (i) any lack of validity or enforceability of this Agreement, the Second Mortgage or any of the Security Documents or Related Documents or any document or agreement delivered in connection therewith;

                    (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Account Party in respect of the Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the Loan Documents, the Second Mortgage or the Related Documents or any document or agreement delivered in connection therewith;

                   (iii) the existence of any claim, set-off, defense or other right which the Account Party may have at any time against the Paying Agent, the Trustee or any other beneficiary, or any transferee, of the Letter of Credit (or any persons or entities for whom the Paying Agent, the Trustee, any such beneficiary or any such transferee may be acting), the Agent, the Issuing Bank, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in any of the Loan Documents, the Second Mortgage or the Related Documents, or any unrelated transaction;

                    (iv) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, except to the extent that a court of competent jurisdiction shall determine that the Issuing Bank shall have engaged in gross negligence or willful misconduct with respect thereto;

                     (v) payment by the Issuing Bank under the Letter of Credit against presentation of a draft or certificate which does not comply with the terms of the Letter of Credit, except to the extent that a court of competent jurisdiction shall determine that the Issuing Bank shall have engaged in gross negligence or willful misconduct with respect thereto;

                    (vi) any exchange of, release of or non-perfection of any interest in any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Account Party in respect of the Letter of Credit; or

                   (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

          SECTION 4.07. Evidence of Indebtedness. The Issuing Bank and each Participating Bank shall maintain, in accordance with their usual practice, an account or accounts evidencing the indebtedness of the Account Party resulting from each drawing under the Letter of Credit (in the case of the Issuing Bank) and from each Advance (in the case of each Participating Bank) made from time to time hereunder and the amounts of principal and interest payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts shall, in the absence of manifest error, be conclusive evidence of the existence and amounts of the obligations of the Account Party therein recorded.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

          SECTION 5.01. Conditions Precedent to the Issuance of the Letter of Credit. The obligation of the Issuing Bank to issue the Letter of Credit and of each Participating Bank to make the Advances to be made by it is subject to the fulfillment of the conditions precedent that the Agent shall have received on or before the day of such issuance the following, each dated such day (except where specified otherwise below), in form and substance satisfactory to each Participating Bank (except where specified otherwise below) and in sufficient copies for each Participating Bank:

          (a)      Agreements:

                   (i) Counterparts of this Agreement, duly executed and delivered by the Account Party, the Agent, the Issuing Bank and each Participating Bank listed on the signature pages hereto.

                   (ii) Counterparts of the Pledge Agreement, duly executed by the Account Party, the Agent and the Issuing Bank.

                   (iii) Executed copies (or duplicate copies thereof certified as of the Closing Date by the Account Party in a manner satisfactory to the Agent to be a true copy) of the Indenture and the Loan Agreement, duly executed by the parties thereto.

                   (iv) Executed copies (or duplicate copies thereof certified as of the Closing Date by the Account Party in a manner satisfactory to the Agent to be a true copy) of the Second Mortgage, duly executed by the parties thereto.

                   (v) A letter of credit application in the standard form prescribed by the Issuing Bank, duly completed and executed by the Account Party.

          (b)      Corporate Matters:

                   (i) A certificate of the Secretary or an Assistant Secretary of the Account Party certifying that attached thereto are (A) a true and correct listing of the documents comprising the Articles of Incorporation of the Account Party and a true and correct copy of the By-laws of the Account Party, in each case as in effect on the Closing Date and (B) true and correct copies of the resolutions of the Board of Directors of the Account Party approving, if and to the extent necessary, this Agreement, the other Loan Documents, the Related Documents to which it is a party and the other documents to be delivered by or on behalf of the Account Party hereunder and thereunder, and of all documents evidencing other necessary corporate action, if any, with respect to the execution, delivery and performance by or on behalf of the Account Party of this Agreement, the other Loan Documents and such Related Documents and certifying that such resolutions and other corporate actions, if any, are in full force and effect and have not been revoked, rescinded or modified.

                   (ii) A certificate of the Secretary or an Assistant Secretary of the Account Party certifying the names and true signatures of the officers of the Account Party authorized to sign this Agreement, the other Loan Documents, the Related Documents to which it is a party and the other documents to be delivered hereunder and thereunder.

          (c)      Governmental Approvals:

                   (i) A certificate of a duly authorized officer of the Account Party certifying that attached thereto are true and correct copies of all Governmental Approvals referred to in clause (i) of the definition of Governmental Approval required to be obtained or made by the Account Party.

          (d)      Financial, Accounting and Compliance Matters:

                   (i) A certificate signed by the Treasurer or Assistant Treasurer of the Account Party, certifying as to the absence of any material adverse change in the financial condition, operations, properties or prospects of the Account Party since December 31, 1992, except to the extent, if any, described in the Account Party's Quarterly Reports on Form 10-Q for the periods ended March 31 and/or June 30, 1993 or in the Account Party's Current Reports on Form 8-K dated June 3, 1993, June 30, 1993 and/or September 10, 1993.

                   (ii) A certificate of a duly authorized officer of the Account Party to the effect that:

                       (A) the representations and warranties contained in
Section 6.01 are correct in all material respects on and as of the Closing Date before and after giving effect to the issuance of the Letter of Credit; and

                       (B) no event has occurred and is continuing which constitutes an Event of Default or Unmatured Default, or would result from the issuance of the Letter of Credit.

          (e)      Relating to the Issuance of the Bonds:

                   (i) An executed copy (or a duplicate copy thereof certified by the Account Party in a manner satisfactory to the Agent to be a true copy) of the Remarketing Agreement, duly executed by the Issuer, the Remarketing Agent and the Account Party.

                   (ii) An executed copy (or a duplicate copy thereof certified by the Account Party in a manner satisfactory to the Agent to be a true copy) of the Purchase Contract, duly executed by Goldman, Sachs & Co., Individually and as Representative of Advest, Inc., Greenwich Partners, Inc. and U.S. Securities, Inc., the Issuer and the Account Party.

                   (iii) A letter from Whitman & Ransom, counsel to the Issuer, addressed to the Agent, the Issuing Bank and the Participating Banks and stating therein that the Agent, the Issuing Bank and the Participating Banks may rely on the opinion of such firm in the form of Appendix C to the Official Statement relating to the Bonds and delivered pursuant to Section 14(i)(2)(G) of the Purchase Contract, together with copies of such opinion.

                   (iv) Copies of the Preliminary Official Statement and Official Statement used in connection with the offering and remarketing of the Bonds, and any amendments, supplements or "stickers" thereto.

                   (v) Copies of the Issuer Resolution, and, to the extent not otherwise referenced in this Section 5.01(e), of all other agreements, documents, certificates and opinions delivered in connection with the issuance of the Bonds.

          (f)      Opinions of Counsel:

                   Favorable opinions of:

                   (i) Day, Berry & Howard, counsel to the Account Party, in substantially the form of Exhibit 5.01A and as to such other matters as the Majority Lenders, through the Agent, may reasonably request; and

                   (ii) King & Spalding, special New York counsel to the Agent and the Issuing Bank, in substantially the form of Exhibit 5.01B.

          (g)      Miscellaneous:

                   (i) Letters from S&P and Moody's to the effect that the Bonds have been rated A-1+ and VMIG-1, respectively, such letters to be in form and substance satisfactory to the Issuing Bank.

                   (ii) Such other approvals, opinions and documents as the Majority Lenders, through the Issuing Bank, may reasonably request as to the legality, validity, binding effect or enforceability of the Loan Documents or the financial condition, properties, operations or prospects of the Account Party.

          SECTION 5.02. Additional Conditions Precedent to the Issuance of the Letter of Credit. The obligation of the Issuing Bank to issue the Letter of Credit and of each Participating Bank to make the Advances to be made by it shall be subject to the further conditions precedent that, on the date of the issuance of the Letter of Credit:

                   (a) the representations and warranties contained in
Section 6.01 shall be correct in all material respects on and as of the Closing Date before and after giving effect to the issuance of the Letter of Credit;

                   (b) no event shall have occurred and be continuing which constitutes an Event of Default or Unmatured Default, or would result from the issuance of the Letter of Credit; and

                   (c) The Account Party shall have paid all fees under or referenced in Section 2.03 hereof, to the extent then due and payable.

          SECTION 5.03. Conditions Precedent to Initial Advances and Conversions of Advances. The obligation of each Participating Bank to make any Initial Advance or to Convert any Term Advance shall be subject to the conditions precedent that, on the date of such Initial Advance or Conversion, the following statements shall be true:

                   (a) the representations and warranties contained in
Section 6.01 of this Agreement (other than the last sentence of subsection
(f) and clause (ii) of subsection (g) thereof) are true and correct on and as of the date of such Initial Advance or Conversion, before and after giving effect to such Initial Advance or Conversion and to the application of the proceeds (if any) therefrom, as though made on and as of such date; and

                   (b) no event has occurred and is continuing which constitutes an Event of Default.

          Unless the Account Party shall have previously advised the Agent in writing that one or more of the statements contained in subsections (a) and (b) of this Section 5.03 is no longer true, the Account Party shall be deemed to have represented and warranted, on and as of the date of any Initial Advance or Conversion, that the above statements are true.

          SECTION 5.04. Conditions Precedent to Term Advances. The obligation of each Participating Bank to make any Term Advance shall be subject to the conditions precedent that, on the date of such Term Advance the following statements shall be true:

                   (a) the representations and warranties contained in
Section 6.01 of this Agreement (including the last sentence of subsection
(f) and clause (ii) of subsection (g) thereof) are true and correct on and as of the date of such Term Advance, before and after giving effect to such Term Advance and to the application of the proceeds therefrom, as though made on and as of such date; and

                   (b) no event has occurred and is continuing which constitutes an Event of Default or an Unmatured Default.

Unless the Account Party shall have previously advised the Agent in writing that one or more of the statements contained in subsections (a) and (b) of this Section 5.04 is no longer true, the Account Party shall be deemed to have represented and warranted, on and as of the date of any Term Advance, that the above statements are true.

          SECTION 5.05. Reliance on Certificates. The Agent, the Issuing Bank and the Participating Banks shall be entitled to rely conclusively upon the certificates delivered from time to time by officers of the Account Party, NU and the other parties to the Loan Documents and Related Documents as to the names, incumbency, authority and signatures of the respective persons named therein until such time as the Agent may receive a replacement certificate, in form acceptable to the Agent, from an officer of such Person identified to the Agent as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of such Person.

                                    ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

          SECTION 6.01. Representations and Warranties of the Account Party. The Account Party represents and warrants as follows:

          (a) Each of the Account Party and its Principal Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite corporate power and authority to own its property and assets and to carry on its business as now conducted and is qualified to do business in every jurisdiction where, because of the nature of its business or property, such qualification is required, except where the failure so to qualify would not have a material adverse effect on the financial condition, properties, prospects or operations of the Account Party or of the Account Party and its Principal Subsidiaries taken as a whole. The Account Party has the corporate power to execute, deliver and perform its obligations under this Agreement, each other Loan Document and each Related Document to which it will be a party.

          (b) The execution, delivery and performance by the Account Party of each Loan Document and Related Document to which it is a party are within the Account Party's corporate powers, have been duly authorized by all necessary corporate action, and do not and will not contravene (i) the Account Party's charter or by-laws or any law or legal restriction or (ii) any contractual restriction binding on or affecting the Account Party or its properties or any of its Principal Subsidiaries or its properties.

          (c) Each of the Account Party and its Principal Subsidiaries is not in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or governmental agency or instrumentality, where such violation or default would have a material adverse effect on the financial condition, properties, prospects or operations of the Account Party or of the Account Party and its Principal Subsidiaries taken as a whole.

          (d) All Governmental Approvals referred to in clause (i) in the definition of Governmental Approvals have been duly obtained or made, and all applicable periods of time for review, rehearing or appeal with respect thereto have expired, except as described below. If the period for appeal of the order of the Securities and Exchange Commission approving the transactions contemplated hereby has not expired, the filing of an appeal of such order will not affect the validity of said transactions, unless such order has been otherwise stayed or any of the parties hereto has actual knowledge that any of such transactions constitutes a violation of the Public Utility Holding Company Act of 1935 or any rule or regulation thereunder. No such stay exists and the Account Party has no reason to believe that any of such transactions constitutes any such violation. If the period for appeal of the decision of the Connecticut Department of Public Utility Control (the CDPUC ) approving the transactions contemplated hereby has not expired, the filing of an appeal of such decision will not affect the validity of said transactions, unless operation of such decision has been stayed or suspended by the CDPUC or a reviewing court prior to the consummation of such transactions. No such stay or suspension exists. No representation or warranty is made concerning the applicable period of time for review, rehearing or appeal with respect to Governmental Approvals of the Issuer in connection with the issuance of the Bonds. The Account Party and each of its Principal Subsidiaries have obtained or made all Governmental Approvals referred to in clause (ii) of the definition of Governmental Approvals , except (i) those which are not yet required but which are obtainable in the ordinary course of business as and when required, (ii) those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of the Account Party or any Principal Subsidiary and (iii) those which the Account Party is diligently attempting in good faith to obtain, renew or extend, or the requirement for which the Account Party is contesting in good faith by appropriate proceedings or by other appropriate means; in each case described in the foregoing clause (iii), such attempt or contest, and any delay resulting therefrom, is not reasonably expected to have a material adverse effect on the financial condition, properties, prospects or operations of the Account Party or any Principal Subsidiary or to magnify to any significant degree any such material adverse effect that would reasonably be expected to result from the absence of such Governmental Approval.

          (e) This Agreement, each other Loan Document and each Related Document to which the Account Party is a party have been duly executed and delivered by or on behalf of the Account Party and are legal, valid and binding obligations of the Account Party enforceable against the Account Party in accordance with their respective terms; subject to the qualifications, however, that the enforcement of the rights and remedies herein and therein is subject to bankruptcy and other similar laws of general application affecting rights and remedies of creditors and the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law) and that indemnification against violations of securities and similar laws may be subject to matters of public policy.

          (f) (i) The audited balance sheet of the Account Party as at December 31, 1992, and the audited statements of income and cash flows of the Account Party for the fiscal year then ended as set forth in the Account Party's Annual Report on Form 10-K for such fiscal year and (ii) the unaudited balance sheet of the Account Party as at June 30, 1993 and the unaudited statements of income and cash flows of the Account Party for the six-month period then ended as set forth in the Account Party's Quarterly Report on Form 10-Q for the period then ended, fairly present in all material respects the financial condition and results of operations of the Account Party at and for the respective periods ended on such dates, and have been prepared in accordance with generally accepted accounting principles consistently applied. Since December 31, 1992, there has been no material adverse change in the financial condition, operations, properties or prospects of the Account Party and its Subsidiaries, if any, taken as a whole, except to the extent, if any, described in the Account Party's Quarterly Reports on Form 10-Q for the periods ended March 31, 1993 and/or June 30, 1993, or in the Account Party's Current Reports on Form 8-K dated June 3, 1993, June 30, 1993 and/or September 10, 1993 or in Schedule II hereto.

          (g) There is no pending or known threatened action or proceeding (including, without limitation, any action or proceeding relating to any environmental protection laws or regulations) affecting the Account Party or its properties, or any of its Principal Subsidiaries or its properties, before any court, governmental agency or arbitrator (i) which affects or purports to affect the legality, validity or enforceability of the Loan Documents or the Related Documents or any of them or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect the financial condition, properties, prospects or operations of the Account Party and its Principal Subsidiaries taken as a whole; except, for purposes of clause (ii) only, such as is described in the Account Party's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, in the Account Party's Quarterly Reports on Form 10-Q for the periods ended March 31, 1993 or June 30, 1993, or in the Account Party's Current Reports on Form 8-K, dated June 3, 1993, June 30, 1993 and/or September 10, 1993 or in Schedule II hereto.

          (h) No ERISA Plan Termination Event has occurred nor is reasonably expected to occur with respect to any ERISA Plan which would materially adversely affect the financial condition, properties, prospects or operations of the Account Party and its Subsidiaries taken as a whole, except as disclosed to and consented to in writing by the Majority Lenders. Since the date of the most recent Schedule B (Actuarial Information) to the annual report of each such ERISA Plan (Form 5500 Series), there has been no material adverse change in the funding status of the ERISA Plans referred to therein, and no prohibited transaction has occurred with respect thereto that, singly or in the aggregate with all other prohibited transactions and after giving effect to all likely consequences thereof, would be reasonably expected to have a material adverse effect on the financial condition, properties, prospects or operations of the Account Party and its Subsidiaries taken as a whole. Neither the Account Party nor any of its ERISA Affiliates has incurred nor reasonably expects to incur any material withdrawal liability under ERISA to any ERISA Multiemployer Plan, except as disclosed to all Lenders and consented to in writing by the Majority Lenders.

          (i) The Account Party or one of its Principal Subsidiaries has good and marketable title (or, in the case of personal property, valid title) or valid leasehold interests in the electric generating plants of which it is named as owner in Item 2 of the Account Party's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 under the caption System Generating Plants , except for minor defects in title that do not interfere with the ability of the Account Party or any of its Principal Subsidiaries to conduct its business as now conducted. All such assets and properties are free and clear of any Lien, other than Liens permitted under
Section 7.02(a) hereof.

          (j) All outstanding shares of capital stock having ordinary voting power for the election of directors of the Account Party have been validly issued, are fully paid and nonassessable and are owned beneficially by NU, free and clear of any Lien. NU is a holding company (as defined in the Public Utility Holding Company Act of 1935, as amended).

          (k) The Account Party and each of its Principal Subsidiaries has filed all tax returns (Federal, state and local) required to be filed and paid taxes shown thereon to be due, including interest and penalties, or, to the extent the Account Party or any of its Principal Subsidiaries is contesting in good faith an assertion of liability based on such returns, has provided adequate reserves in accordance with generally accepted accounting principles for payment thereof.

          (l) The Information Memorandum did not contain when made any material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made; and no other exhibit, schedule, report or other written information provided by or on behalf of the Account Party or its agents to the Agent, the Issuing Bank or the Participating Banks in connection with the negotiation, execution and closing of this Agreement, the other Loan Documents or the Related Documents knowingly contained when made any material misstatement of fact or knowingly omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

          (m) No proceeds of any Advance will be used in violation of, or in any manner that would result in a violation by any party hereto of, Regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System or any successor regulations. The Account Party (A) is not an investment company within the meaning ascribed to that term in the Investment Company Act of 1940 and (B) is not engaged in the business of extending credit for the purpose of buying or carrying margin stock.

                                   ARTICLE VII

                         COVENANTS OF THE ACCOUNT PARTY

          SECTION 7.01. Affirmative Covenants. So long as any amounts shall remain available to be drawn under the Letter of Credit or any Advance or other amounts shall remain unpaid hereunder or any Participating Bank shall have any Commitment, the Account Party will, unless the Majority Lenders shall otherwise consent in writing:

          (a) Use of Proceeds. Apply all proceeds of each Advance solely as specified in Section 3.02 and Section 6.01(m) hereof.

          (b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, and cause each of its Principal Subsidiaries to pay and discharge before the same shall become delinquent, all taxes, assessments and governmental charges, royalties or levies imposed upon it or upon its property except to the extent the Account Party or any of its Principal Subsidiaries is contesting the same in good faith by appropriate proceedings and has set aside adequate reserves in accordance with generally accepted accounting principles for the payment thereof.

          (c) Maintenance of Insurance. Maintain, or cause to be maintained, insurance (including appropriate plans of self-insurance) covering the Account Party, its Principal Subsidiaries and their respective properties, in effect at all times in such amounts and covering such risks as may be required by law and in addition as is usually carried by companies engaged in similar businesses and owning similar properties.

          (d)      Preservation of Existence, Etc.  Subject at all times to
Section 7.02(b) hereof, preserve and maintain, and cause each of its Principal Subsidiaries to preserve and maintain, its existence, corporate or otherwise, material rights (statutory and otherwise) and franchises except for such rights and franchises which do not materially adversely affect the financial condition, properties, prospects or operations of the Account Party or any of its Principal Subsidiaries.

          (e) Compliance with Laws, Etc.. Comply, and cause each of its Principal Subsidiaries to comply, in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, any such laws, rules, regulations and orders issued by the Securities and Exchange Commission or relating to zoning, environmental protection, use and disposal of Hazardous Substances, land use, construction and building restrictions, ERISA and employee safety and health matters relating to business operations, except to the extent (i) that the Account Party or any of its Principal Subsidiaries is contesting the same in good faith by appropriate proceedings or (ii) that any such non-compliance, and the enforcement or correction thereof, would not materially adversely affect the financial condition, properties, prospects or operations of the Account Party or any of its Principal Subsidiaries.

          (f) Inspection Rights. At any time and from time to time upon reasonable notice, permit the Issuing Bank and its agents and representatives to examine the records and books of account of, and the properties of, the Account Party and any of its Principal Subsidiaries.

          (g) Keeping of Books. Keep proper records and books of account, in which full and correct entries shall be made of all financial transactions of the Account Party and its Principal Subsidiaries and the assets and business of the Account Party and its Principal Subsidiaries, in accordance with generally accepted accounting practices consistently applied.

          (h) Conduct of Business. Conduct its primary business, and cause each of its Principal Subsidiaries to conduct its primary business, in substantially the same manner and in substantially the same fields as such business is conducted on the Closing Date.

          (i) Maintenance of Properties, Etc. (i) As to properties of the type described in Section 6.01(i) hereof, subject at all times to
Section 7.02(b) hereof, maintain, and cause its Principal Subsidiaries to maintain, title of the quality described therein; and (ii) preserve, maintain, develop, and operate, and cause its Principal Subsidiaries to preserve, maintain, develop and operate, in substantial conformity with all laws, material contractual obligations and prudent practices prevailing in the industry, all of its properties which are used or useful in the conduct of its or its Principal Subsidiaries' respective businesses in good working order and condition, ordinary wear and tear excepted, except to the extent such non- conformity would not materially adversely affect the financial condition, properties, prospects or operations of the Account Party or any of its Principal Subsidiaries; provided, however, that the Account Party or any Principal Subsidiary will not be prevented from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the judgment of the Account Party or such Principal Subsidiary, desirable in the operation or maintenance of its business and would not materially adversely affect the financial condition, properties, prospects or operations of the Account Party or such Principal Subsidiary.

          (j) Governmental Approvals. Duly obtain, and cause each of its Principal Subsidiaries to duly obtain, on or prior to such date as the same may become legally required, and thereafter maintain in effect at all times, all Governmental Approvals on its or such Principal Subsidiary's part to be obtained, except with respect to those Governmental Approvals referred to in clause (ii) of the definition of Governmental Approvals ,
(i) those the absence of which would not materially adversely affect the financial condition, properties, prospects or operations of the Account Party or any Principal Subsidiary and (ii) those which the Account Party is diligently attempting in good faith to obtain, renew or extend, or the requirement for which the Account Party is contesting in good faith by appropriate proceedings or by other appropriate means; provided, however, that the exception afforded by clause (ii), above, shall be available only if and for so long as such attempt or contest, and any delay resulting therefrom, does not have a material adverse effect on the financial condition, properties, prospects or operations of the Account Party or any Principal Subsidiary and does not magnify to any significant degree any such material adverse effect that would reasonably be expected to result from the absence of such Governmental Approval.

          (k) Further Assurances. Promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or that any Participating Bank through the Issuing Bank may reasonably request in order to fully give effect to the interests and properties purported to be covered by the Security Documents.

          (l) Related Documents. Perform and comply in all material respects with each of the provisions of each Related Document to which it is a party.

          (m) Ratings. Maintain at all times ratings in respect of the Bonds of at least two nationally-recognized rating services, of which at least one shall be S&P or Moody's.

           SECTION 7.02. Negative Covenants. So long as any amount shall remain available to be drawn under the Letter of Credit or any Advance or other amounts shall remain unpaid hereunder or any Participating Bank shall have any Commitment, the Account Party will not, without the written consent of the Majority Lenders:

          (a) Liens, Etc. Create, incur, assume or suffer to exist any lien, security interest, or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any kind, or any other type of preferential arrangement the intent or effect of which is to assure a creditor against loss or to prefer one creditor over another creditor upon or with respect to any of its properties or assets (any of the foregoing being referred to herein as a Lien ), excluding, however, from the operation of the foregoing restrictions the Liens created or perfected under or in connection with the Pledge Agreement, and the following, whether now existing or hereafter created or perfected:

                   (i) Liens created by (A) the Indenture of Mortgage and Deed of Trust dated as of May 1, 1921, from the Account Party to Bankers Trust Company, as Trustee, as amended and supplemented (the CL&P Indenture ), or (B) the First Mortgage Indenture and Deed of Trust dated as of January 1, 1958, from the Hartford Electric Light Company ( HELCO ) to the First National Bank of Boston, as Successor Trustee, as amended and supplemented (the HELCO Indenture );

                   (ii) Liens on the Account Party's interest in the Millstone Unit No. 1, Millstone Unit No. 2 or Millstone Unit No. 3 nuclear generating units in Waterford, Connecticut, or nuclear fuel for any or all nuclear units in which the Account Party has an interest (including, without limitation, Millstone Unit No. 1, Millstone Unit No.2 and Millstone Unit No. 3);

                   (iii) Permitted Liens or Permitted Encumbrances under the CL&P Indenture or the HELCO Indenture;

                   (iv) any Lien on assets of any of its Subsidiaries created or assumed to secure Debt owing by any of its Subsidiaries to the Account Party or to any wholly-owned Subsidiary of the Account Party;

                   (v) any purchase money Lien or construction mortgage on assets hereafter acquired or constructed by the Account Party or any of its Subsidiaries and any Lien on any assets existing at the time of acquisition thereof by the Account Party or any of its Subsidiaries, or created within 180 days from the date of completion of such acquisition or construction; provided that such Lien shall at all times be confined solely to the assets so acquired or constructed and any additions thereto;

                   (vi) any existing Liens on assets now owned by the Account Party or any of its Subsidiaries; Liens on assets or stock of any class of, or any partnership or joint venture interest in, any of its Subsidiaries existing at the time it becomes a Subsidiary of the Account Party, and liens existing on assets of a corporation or other going concern when it is merged into or with the Account Party or a Subsidiary of the Account Party, or when substantially all of its assets are acquired by the Account Party or a Subsidiary of the Account Party; provided that such Liens shall at all times be confined solely to such assets, or if such assets constitute a utility system, additions to or substitutions for such assets;

                   (vii) Liens resulting from legal proceedings being contested in good faith by appropriate legal or administrative proceedings by the Account Party or any of its Subsidiaries, and as to which the Account Party or any of its Subsidiaries, as the case may be, to the extent required by generally accepted accounting principles applied on a consistent basis, shall have set aside on its books adequate reserves;

                   (viii) Liens created in favor of the other contracting party in connection with advance or progress payments;

                   (ix) any Liens in favor of any state of the United States or any political subdivision of any such state, or any agency of any such state or political subdivisions, or trustee acting on behalf of holders of obligations issued by any of the foregoing or any financial institutions lending to or purchasing obligations of any of the foregoing, which Lien is created or assumed for the purpose of financing all or part of the cost of acquiring or constructing the property subject thereto;

                   (x) Liens resulting from conditional sale agreements, capital leases or other title retention agreements;

                   (xi) Liens on property of the Account Party or any of its Subsidiaries related to the financing of pollution control facilities;

                   (xii) Liens on accounts receivable and power contracts resulting from financing transactions;

                   (xiii) any other Liens incurred in the ordinary course of business otherwise than to secure Debt; and

                   (xiv) any extension, renewal or replacement of Liens permitted by clauses (i) through (vi) and (viii) through (xiii); provided, however, that the principal amount of Debt secured thereby shall not, at the time of such extension, renewal or replacement, exceed the principal amount of Debt so secured and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced;

          (b) Mergers, and Sales of Assets, Etc. Merge with or into or consolidate with or into, any Person, or permit any of its Subsidiaries to be a party to, any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person or entity, or sell, transfer, convey or lease all or any substantial part of its assets (other than sales, transfers or conveyances of receivables and power contracts), except for, and then only after receipt of all necessary corporate and governmental or regulatory approvals and provided, that, before and after giving effect to any such merger, consolidation, purchase, acquisition, sale, transfer, conveyance or lease, no Event of Default or Unmatured Default shall have occurred and be continuing:

                   (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any wholly-owned Subsidiary of the Account Party into the Account Party or into, with or to any other wholly-owned Subsidiary of the Account Party and any such purchase or other acquisition by the Account Party or any wholly-owned Subsidiary of the Account Party of the assets or stock of any wholly-owned Subsidiary of the Account Party;

                   (ii) any such sale of assets (other than stock) which comprise all or any part of its interest in a nuclear power generating plant (whether completed or under construction);

                   (iii) any such merger or consolidation of the Account Party with or into another wholly-owned Subsidiary of NU and/or a Regulatory Transaction Entity and/or an entity owning a cogeneration or independent power project, pursuant to step-in or similar rights granted pursuant to a pre-existing power purchase contract, if (but only if): (A) the successor or surviving corporation, if not the Account Party, shall have assumed or succeeded to all of the liabilities of the Account Party (including the liabilities of the Account Party under this Agreement), and
(B) the Agent shall have received the favorable written opinion of counsel to the Account Party, in form and substance satisfactory to the Agent and the Majority Lenders, to the effect of the foregoing subclause (A); provided, however, in the event of a merger or consolidation with a Regulatory Transaction Entity, if the purchase price plus the amount of any liabilities assumed in connection with such merger or consolidation exceeds $100,000,000, the Account Party shall deliver to the Agent with sufficient copies for each Participating Bank 30 days prior to such merger or consolidation, a certificate of a duly authorized officer of the Account Party demonstrating projected compliance with the ratio set forth in
Section 7.02(d) hereof for and as of each of the three consecutive fiscal quarters immediately succeeding such merger or consolidation and certifying that such projections were prepared in good faith and on reasonable assumptions;

                   (iv) any purchase or acquisition of all or substantially all of the assets of or stock of any class of, or any partnership or joint venture interest in (and any assumption of the related liabilities) (A) an entity owning a cogeneration or independent power project, pursuant to step- in or similar rights granted pursuant to a pre-existing power purchase contract; (B) a Regulatory Transaction Entity; or (C) any other Person if the purchase price of such acquisition plus the amount of any liabilities assumed by the Account Party in connection therewith does not exceed $50,000,000 in the aggregate; provided, however, in the event of a purchase or acquisition of a Regulatory Transaction Entity, if the purchase price plus the amount of any liabilities assumed in connection with such purchase or acquisition exceeds in the aggregate $100,000,000, the Account Party shall deliver to the Agent with sufficient copies for each Participating Bank 30 days prior to such purchase or acquisition, a certificate of a duly authorized officer of the Account Party demonstrating projected compliance with the ratio set forth in Section 7.02(d) hereof for and as of each of the three consecutive fiscal quarters immediately succeeding such purchase or acquisition and certifying that such projections were prepared in good faith and on reasonable assumptions; or

                   (v) any purchase or acquisition of a joint venture interest in a generating and/or transmission facility or in a mutual insurance company providing nuclear liability or nuclear property or replacement power insurance.

          (c) Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate, any ERISA Plan so as to result in any liability of the Account Party or any Principal Subsidiary to the PBGC in an amount greater than $1,000,000, or (ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA) which, alone or together with any other Reportable Event with respect to the same or another ERISA Plan, has a reasonable possibility of resulting in liability of the Account Party or any Subsidiary to the PBGC in an aggregate amount exceeding $1,000,000, or any other event or condition, which presents a material risk of such a termination by the PBGC of any ERISA Plan or has a reasonable possibility of resulting in a liability of the Account Party or any Subsidiary to the PBGC in an aggregate amount exceeding $1,000,000.

          (d) Common Equity Ratio. Permit the ratio (expressed as a percentage) of Consolidated Common Equity to Consolidated Capitalization to be less than 30% for any three consecutive fiscal quarters.

           SECTION 7.03. Reporting Obligations. So long as any amount shall remain available to be drawn under the Letter of Credit or any Advance or other amounts shall remain unpaid hereunder or any Participating Bank shall have any Commitment, the Account Party will, unless the Majority Lenders shall otherwise consent in writing, furnish to the Agent in sufficient copies for the Issuing Bank and each Participating Bank, the following:

                   (i) as soon as possible and in any event within ten days after the occurrence of each Event of Default or Unmatured Default continuing on the date of such statement, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Account Party setting forth details of such Event of Default or Unmatured Default and the action which the Account Party proposes to take with respect thereto;

                   (ii) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Account Party, a copy of the Account Party's Quarterly Report on Form 10-Q, if any, submitted to the Securities and Exchange Commission with respect to such quarter, containing financial statements in reasonable detail and duly certified (subject to year-end audit adjustments) by the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of the Account Party as having been prepared in accordance with the system of management financial reports of the Account Party applied on a basis consistent with the financial statements referred to in Section 6.01(f) hereof and accompanied by a certificate of a duly authorized officer of the Account Party (X) stating that no Event of Default or Unmatured Default has occurred and is continuing or, if an Event of Default or Unmatured Default has occurred and is continuing, describing the nature thereof and the action which the Account Party proposes to take with respect thereto and
(Y) demonstrating compliance with Section 7.02(d) hereof for and as of the end of such fiscal quarter, such demonstration to be in a schedule (in form satisfactory to the Agent) which sets forth the computations used in determining such compliance;

                   (iii) as soon as available and in any event within 105 days after the end of each fiscal year of the Account Party, a copy of the Account Party's Annual Report on Form 10-K submitted to the Securities and Exchange Commission with respect to such year, containing financial statements certified by a nationally-recognized independent public accountant and to be accompanied by a certificate of the Chief Financial Officer, Treasurer, Assistant Treasurer or Comptroller of the Account Party
(X) stating that no Event of Default or Unmatured Default has occurred and is continuing, or if an Event of Default or Unmatured Default has occurred and is continuing, describing the nature thereof and the action which the Account Party proposes to take with respect thereto and (Y) demonstrating compliance with Section 7.02(d) hereof for and as of the end of such fiscal year, such demonstration to be in a schedule (in form satisfactory to the Agent) which sets forth the computations used in determining such compliance;

                   (iv) as soon as possible and in any event (A) within 30 days after the Chief Financial Officer, Treasurer or any Assistant Treasurer of the Account Party knows or has reason to know that any ERISA Plan Termination Event described in clause (i) of the definition of ERISA Plan Termination Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred and (B) within 10 days after the Account Party knows or has reason to know that any other ERISA Plan Termination Event with respect to any ERISA Plan or ERISA Multiemployer Plan has occurred, a statement of the Chief Financial Officer, Treasurer or Assistant Treasurer of the Account Party describing such ERISA Plan Termination Event and the action, if any, which the Account Party proposes to take with respect thereto;

                   (v) promptly after receipt thereof by the Account Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Account Party or any such ERISA Affiliate of the PBGC's intention to terminate any ERISA Plan or ERISA Multiemployer Plan or to have a trustee appointed to administer any ERISA Plan or ERISA
Multiemployer Plan;

                   (vi) promptly after receipt thereof by the Account Party or any of its ERISA Affiliates from an ERISA Multiemployer Plan sponsor, a copy of each notice received by the Account Party or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability in an aggregate principal amount of at least $1,000,000 pursuant to Section 4202 of ERISA in respect of which the Account Party may be liable;

                   (vii) promptly after the Account Party or any Subsidiary becomes aware of the commencement thereof, notice of all actions, suits, proceedings or other events of the type described in
Section 6.01(g) hereof;

                   (viii) promptly after the filing thereof, copies of each prospectus (excluding any prospectus contained in any Form S-8) and Current Report on Form 8-K, if any, which the Account Party or any Principal Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor;

                   (ix) promptly after receipt thereof, any assertion of the character described in Section 8.01(h) hereof and the action the Account Party proposes to take with respect thereto; and

                   (x) promptly after requested, such other information respecting the financial condition, operations, properties, prospects or otherwise, of the Account Party or its Subsidiaries as the Agent on behalf of the Majority Lenders may from time to time reasonably request in writing.

                                   ARTICLE VIII

                                    DEFAULTS

          SECTION 8.01. Events of Default. The following events shall each constitute an Event of Default if the same shall occur and be continuing after the grace period and notice requirement (if any) applicable thereto:

          (a) The Account Party shall fail to pay any interest on any Advance or pursuant to Section 4.02 hereof within two days after the same becomes due; or the Account Party shall fail to reimburse the Issuing Bank for any Interest Drawing (as defined in the Letter of Credit) within two days after such reimbursement becomes due; or the Account Party shall fail to pay any fees or commissions hereunder within five days after the same becomes due; or the Account Party shall fail to make any other payment required to be made pursuant to Article II or Article III hereof when due; or

          (b) Any representation or warranty made by the Account Party (or any of its officers or agents) in this Agreement, the Pledge Agreement or the Purchase Contract, or in any certificate or other writing delivered pursuant to this Agreement or the Purchase Contract, shall prove to have been incorrect in any material respect when made or deemed made; or

          (c) The Account Party shall fail to perform or observe any term or covenant on its part to be performed or observed contained in Sections 7.01(d), Section 7.02(b) or (d), or Section 7.03(i) hereof; or

          (d) The Account Party shall fail to perform or observe any other term or covenant on its part to be performed or observed contained in this Agreement or the Pledge Agreement and any such failure shall remain unremedied, after the earlier of written notice having been given to the Account Party by the Agent, the Issuing Bank or any Participating Bank, and actual knowledge thereof by the Account Party, for a period of 30 days; or

          (e) The Account Party or any Principal Subsidiary shall fail to pay any of its Debt when due (including any interest or premium thereon but excluding Debt arising hereunder and excluding other Debt aggregating in no event more than $10,000,000 in principal amount at any one time) whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Debt; or any other default under any agreement or instrument relating to any such Debt, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of the Account Party's or such Principal Subsidiary's exercise of a prepayment option) prior to the stated maturity thereof; or

          (f) The Account Party or any Principal Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make an assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Account Party or such Principal Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of a proceeding instituted against the Account Party or such Principal Subsidiary, either the Account Party or such Principal Subsidiary shall consent thereto or such proceeding shall remain undismissed or unstayed for a period of 90 days or any of the actions sought in such proceeding (including without limitation the entry of an order for relief against the Account Party or such Principal Subsidiary or the appointment of a receiver, trustee, custodian or other similar official for the Account Party or such Principal Subsidiary or any of its property) shall occur; or the Account Party or such Principal Subsidiary shall take any corporate or other action to authorize any of the actions set forth above in this subsection (f); or

          (g) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Account Party or its properties, or any Principal Subsidiary or its properties, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h) Any material provision of any Loan Document or any Related Document shall for any reason other than the express terms thereof or the exercise of any right or option expressly contained therein cease to be valid and binding on the Account Party, or shall be determined to be invalid or unenforceable by any court, governmental agency or authority having jurisdiction over the Account Party, or the Account Party shall deny that it has any further liability or obligation under this Agreement or any Related Document, or any party to a Related Document shall so assert in writing; provided, that in the case of any party other than the Account Party making such assertion in respect of any Related Document, such assertion shall not in and of itself constitute an Event of Default hereunder until (i) such asserting party shall cease to perform under and in compliance with such Related Document, (ii) the Account Party shall fail to diligently prosecute, by appropriate action or proceedings, a rescission of such assertion or a binding determination as to the merits thereof or
(iii) such a binding determination shall have been made in favor of such asserting party's position; or

          (i) The Security Documents shall for any reason, except to the extent permitted by the terms thereof, fail or cease to create valid and perfected Liens (to the extent purported to be granted by such documents and subject to the exceptions permitted thereunder) in any of the Collateral (other than Liens in favor of the Trustee with respect to the interests of the Issuer under the Indenture Documents), provided, that such failure or cessation relating to any non-material portion of such Collateral shall not constitute an Event of Default hereunder unless the same shall not have been corrected within 30 days after the Account Party becomes aware thereof; or

          (j) NU shall cease to own 100% of the issued and outstanding shares of the capital stock of the Account Party having ordinary voting power for the election of directors, free and clear of any Liens; or

          (k) An event of default (as defined therein) shall have occurred and be continuing under the Indenture Documents.

          SECTION 8.02. Remedies Upon Events of Default. Upon the occurrence and during the continuance of any Event of Default, then, and in any such event, the Agent with the concurrence of the Issuing Bank and the Majority Lenders may, and upon the direction of the Issuing Bank and the Majority Lenders the Agent shall (i) if the Letter of Credit shall not have been issued, instruct the Issuing Bank to (whereupon the Issuing Bank shall) by notice to the Account Party declare its commitment to issue the Letter of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) if the Letter of Credit shall have been issued, instruct the Issuing Bank to (whereupon the Issuing Bank shall) furnish to the Trustee and the Paying Agent, at their respective corporate trust offices as provided in the Indenture Documents, written notice of such Event of Default in accordance with Section 8.1(A)(4)(1) of the Indenture and of the Issuing Bank's determination to terminate the Letter of Credit on the fifth business day (as defined in the Indenture) following the Trustee's and Paying Agent's receipt of such written notice, (iii) if the Letter of Credit shall have been issued, instruct the Issuing Bank to (whereupon the Issuing Bank shall) furnish to the Trustee and the Paying Agent written notice that the Interest Component will not be reinstated in the amount of one or more Interest Drawings, all as provided in the Letter of Credit;
(iv) declare the Advances and all other principal amounts outstanding hereunder, all interest thereon and all other amounts payable hereunder to be forthwith due and payable, whereupon the Advances and all other principal amounts outstanding hereunder, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Account Party, and (v) instruct the Issuing Bank to (whereupon the Issuing Bank shall) exercise all the rights and remedies provided herein and under and in respect of the Security Documents; provided, however, that in the event of the occurrence of any Event of Default described in Section 8.01(f) with respect to the Account Party, (A) the commitment of the Issuing Bank to issue the Letter of Credit and the Commitments and the obligations of the Participating Banks to make Advances shall automatically be terminated, and (B) the Advances and all other principal amounts outstanding hereunder, all interest accrued and unpaid thereon and all other amounts payable hereunder shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Account Party.

                                    ARTICLE I

X          THE AGENT, THE CO-AGENTS, THE PARTICIPATING BANKS AND THE
                         ISSUING BANK

          SECTION 9.01. Authorization of Agent; Actions of Agent and Issuing Bank. The Issuing Bank and each Participating Bank hereby appoint and authorize the Agent to take such action as agent on their behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; provided, however, that neither the Agent nor the Issuing Bank shall be required to take any action which exposes the Agent or the Issuing Bank to personal liability or which is contrary to this Agreement or applicable law. As to any matters not expressly provided for by any Related Document (including, without limitation, enforcement or collection thereof), neither the Agent nor the Issuing Bank shall be required to exercise any discretion or take any action. The Agent agrees to deliver promptly (i) to the Issuing Bank and each Participating Bank copies of each notice delivered to it by the Account Party and (ii) to each Participating Bank copies of each notice delivered to it by the Issuing Bank, in each case pursuant to the terms of this Agreement.

          SECTION 9.02. Reliance, Etc. Neither the Agent, the Issuing Bank, nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any Related Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, each of the Agent and the Issuing Bank (i) may consult with legal counsel (including counsel for the Account Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Participating Bank and shall not be responsible to any Participating Bank for any statements, warranties or representations made in or in connection with this Agreement or any Related Document; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Related Document on the part of the Account Party to be performed or observed, or to inspect any property (including the books and records) of the Account Party; (iv) shall not be responsible to any Participating Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any Related Document or any other instrument or document furnished pursuant hereto and thereto; and (v) shall incur no liability under or in respect of this Agreement or any Related Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable or telex), including, without limitation, any thereof from time to time purporting to be from the Trustee, believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 9.03. The Agent, the Co-Agents, the Issuing Bank and Affiliates. The Agent, the Co-Agents and the Issuing Bank shall have the same rights and powers under this Agreement as any other Participating Bank and may exercise (or omit from exercising) the same as though they were not the Agent, the Co-Agents and the Issuing Bank, respectively, and the term Participating Bank shall, unless otherwise expressly indicated, include Deutsche Bank in its individual capacity. The Agent, the Co-Agents, the Issuing Bank and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Account Party, any of its subsidiaries and any Person who may do business with or own securities of the Account Party or any such subsidiary, all as if Deutsche Bank was not the Agent or the Issuing Bank or Bank of Montreal and Credit Suisse were not the Co-Agents, and without any duty to account therefor to the Participating Banks.

          SECTION 9.04. Participating Bank Credit Decision. Each of the Issuing Bank and each Participating Bank acknowledges that it has, independently and without reliance upon the Agent, the Co-Agents, the Issuing Bank or any other Participating Bank and based on the financial information referred to in Section 6.01(f) hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Issuing Bank and each Participating Bank also acknowledges that it will, independently and without reliance upon the Agent, the Co-Agents, the Issuing Bank or any other Participating Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 9.05. Indemnification. The Participating Banks agree to indemnify the Agent and the Issuing Bank (to the extent not reimbursed by the Account Party), ratably according to their respective Participation Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent or the Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent or the Issuing Bank under this Agreement, provided that no Participating Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or the Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Participating Bank agrees to reimburse the Agent and the Issuing Bank promptly upon demand for its ratable share of any amounts for which the Agent and the Issuing Bank are entitled to reimbursement or indemnity pursuant to Section 10.04 hereof but are not reimbursed by the Account Party.

          SECTION 9.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Issuing Bank, the Participating Banks and the Account Party, with any such resignation to become effective only upon the appointment of a successor Agent pursuant to this Section
9.06. Upon any such resignation, the Issuing Bank shall have the right to appoint a successor Agent, which shall be another commercial bank or trust company reasonably acceptable to the Account Party, organized or licensed under the laws of the United States, or of any State thereof. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and the execution and delivery by the Account Party and the successor Agent of an agreement relating to the fees, if any, to be paid to the successor Agent in connection with its acting as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          SECTION 9.07. Issuing Bank. (a) All notices received by the Issuing Bank pursuant to this Agreement or any Related Document (other than the Letter of Credit) shall be promptly delivered to the Agent for distribution to the Participating Banks.

          (b) The Issuing Bank shall not amend or waive any provision or consent to the amendment or waiver of any Related Document without the written consent of the Majority Lenders.

          (c) Upon receipt by the Issuing Bank from time to time of any amount pursuant to the terms of any Related Document (other than pursuant to the terms of this Agreement), the Issuing Bank shall promptly deliver to the Agent such amount.

                                   ARTICLE

X                                 MISCELLANEOUS

          SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Pledge Agreement, nor consent to any departure by the Account Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank and all the Participating Banks, do any of the following:
(a) waive, modify or eliminate any of the conditions specified in Article V, (b) increase the Commitments of the Participating Banks that may be maintained hereunder or subject the Participating Banks to any additional obligations, (c) reduce the principal of, or interest on, the Advances, any amount reimbursable on demand pursuant to Section 3.01, or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances, such reimbursable amounts or any fees or other amounts payable hereunder (other than fees payable to the Issuing Bank or the Agent pursuant to Section 2.03(b) hereof), (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Participating Banks which shall be required for the Participating Banks or any of them to take any action hereunder, (f) amend this Agreement or the Pledge Agreement in a manner intended to prefer one or more Participating Banks over any other Participating Banks, (g) amend this Section 10.01, or (h) release any of the Collateral otherwise than in accordance with any provisions for such release contained in the Security Documents, or change any provision of any Security Document providing for the release of all or substantially all of the Collateral; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank or the Agent in addition to the Participating Banks required above to take such action, affect the rights or duties of the Issuing Bank or the Agent, as the case may be, under this Agreement or the Pledge Agreement.

          SECTION 10.02.  Notices, Etc.  All notices and other
communications provided for hereunder and under the other Loan Documents shall be in writing (including telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered:

                   (i) if to the Account Party, to it in care of Northeast Utilities Service Company at 107 Selden Street, Berlin, Connecticut 06037 (telecopy: (203) 665-5457), Attention: Assistant Treasurer;

                   (ii) if to the Issuing Bank or the Agent, to it at its address at 31 West 52nd Street, New York, New York 10019 Attention: E. Scott Medla, (telephone: (212) 474-8025, telecopy: (212) 474-8256) with a copy to: Peter Sonza, telephone: (212) 474-8112, telecopy: (212) 474-7048).

                   (iii) if to any Participating Bank, to it at its address set forth on the signature pages hereof or in the Participation Assignment pursuant to which it became a Participating Bank; or

as to each party other than any Participating Bank, at such other address as shall be designated by such party in a written notice to the other parties, and, as to any Participating Bank, at such other address as shall be designated by such Participating Bank in a written notice to the Account Party and the Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied or cabled, be effective five days after when deposited in the mails, or when delivered to the telegraph company, confirmed by telex answerback, telecopied or delivered to the cable company, respectively, except that notices and communications to the Agent or the Issuing Bank pursuant to Article II, III or IV shall not be effective until received by the Agent or the Issuing Bank, as the case may be.

          SECTION 10.03. No Waiver of Remedies. No failure on the part of any Participating Bank or the Issuing Bank to exercise, and no delay in exercising, any right hereunder or under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 10.04. Costs, Expenses and Indemnification. (a) The Account Party agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses including, in the case of clause (ii) below, the reasonable allocated cost of internal counsel), of (i) the Agent and the Issuing Bank in connection with the preparation, negotiation, execution and delivery of the Loan Documents and the administration of the Loan Documents, the care and custody of any and all collateral, and any proposed modification, amendment, or consent relating thereto; and (ii) the Agent, the Co-Agents, the Issuing Bank and each Participating Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Second Mortgage or any other Loan Document.

          (b) The Account Party hereby agrees to indemnify and hold the Agent, the Co-Agents, the Issuing Bank and each Participating Bank and their respective officers, directors, employees, professional advisors and affiliates (each, an Indemnified Person ) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses (including reasonable attorney's fees and expenses, whether or not such Indemnified Person is named as a party to any proceeding or investigation or is otherwise subjected to judicial or legal process arising from any such proceeding or investigation) which any of them may incur or which may be claimed against any of them by any person or entity (except to the extent such claims, damages, losses, liabilities, costs or expenses arise from the gross negligence or willful misconduct of the Indemnified Person):

                   (i) by reason of or in connection with the execution, delivery or performance of any of the Loan Documents, the Second Mortgage or the Related Documents or any transaction contemplated thereby, or the use by the Account Party of the proceeds of any Advance or the use by the Paying Agent or the Trustee of the proceeds of any drawing under the Letter of Credit;

                   (ii) in connection with or resulting from the utilization, storage, disposal, treatment, generation, transportation, release or ownership of any Hazardous Substance (A) at, upon or under any property of the Account Party or any of its Affiliates or (B) by or on behalf of the Account Party or any of its Affiliates at any time and in any place;

                   (iii) in connection with any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any of the Loan Documents or the Second Mortgage;

                   (iv) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payment under, the Letter of Credit; provided, however, that the Account Party shall not be required to indemnify the Agent, the Co-Agents, the Issuing Bank or any Participating Bank pursuant to this Section for any claims, damages, losses, liabilities, costs or expenses to the extent caused by (A) the Issuing Bank's willful misconduct or gross negligence, as determined by a court of competent jurisdiction, in determining whether documents presented under the Letter of Credit are genuine or comply with the terms of the Letter of Credit or (B) the Issuing Bank's willful or grossly negligent failure, as determined by a court of competent jurisdiction, to make lawful payment under the Letter of Credit after the presentation to it by the Paying Agent of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit; or

                   (v) by reason of any inaccuracy or alleged inaccuracy in any material respect, or any untrue statement or alleged untrue statement of any material fact, contained in the Information Memorandum or in any Preliminary Official Statement or Official Statement relating to the Bonds or any amendment or supplement thereto, except to the extent contained in or arising from information in the Information Memorandum or any Preliminary Official Statement or Official Statement relating to the Bonds supplied in writing by and describing the Issuing Bank.

          (c) Nothing contained in this Section 10.04 is intended to limit the Account Party's obligations set forth in Articles II, III and IV. The Account Party's obligations under this Section 10.04 shall survive the creation and sale of any participation interest pursuant to Section 10.06 hereof and shall survive as well the repayment of all amounts owing to the Agent, the Co-Agents, the Issuing Bank and the Participating Banks under the Loan Documents and the termination of the Commitments. If and to the extent that the obligations of the Account Party under this Section 10.04 are unenforceable for any reason, the Account Party agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

          SECTION 10.05. Right of Set-off. (a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the taking of any action or the giving of any instruction by the Agent as specified by
Section 8.02 hereof, the Issuing Bank and each Participating Bank are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Issuing Bank or such Participating Bank to or for the credit or the account of the Account Party against any and all of the obligations of the Account Party now or hereafter existing under this Agreement in favor of the Issuing Bank or such Participating Bank, irrespective of whether or not the Issuing Bank or such Participating Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The Issuing Bank and each Participating Bank agrees promptly to notify the Account Party after any such set-off and application provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Issuing Bank and each Participating Bank under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Issuing Bank and/or such Participating Bank may have.

          (b) The Account Party agrees that it shall have no right of off-set, deduction or counterclaim in respect of its obligations hereunder, and that the obligations of the Issuing Bank and of the several Participating Banks hereunder are several and not joint. Nothing contained herein shall constitute a relinquishment or waiver of the Account Party's rights to any independent claim that the Account Party may have against the Issuing Bank or any Participating Bank, but no Participating Bank shall be liable for the conduct of the Issuing Bank or any other Participating Bank, and the Issuing Bank shall not be liable for the conduct of any Participating Bank.

          SECTION 10.06.  Binding Effect; Assignments and Participants.
(a) This Agreement shall become effective when it shall have been executed and delivered by the Account Party, the Agent, the Co-Agents, the Issuing Bank and each Participating Bank named on the signature pages hereto and thereafter shall be binding upon and inure to the benefit of the Account Party, the Agent, the Co-Agents, the Issuing Bank and each Participating Bank and their respective successors and assigns, except that the Account Party shall not have the right to assign its rights hereunder or any interest herein nor transfer any of its obligations without the prior written consent of the Issuing Bank and each Participating Bank, and the Issuing Bank may not assign its commitment to issue the Letter of Credit or its obligations under or in respect of the Letter of Credit.

          (b) Each Participating Bank may assign all or any portion of its rights and transfer its obligations under this Agreement, under the Letter of Credit or in any security hereunder, including, without limitation, any instruments securing the Account Party's obligations hereunder; provided that (i) no assignment by any Participating Bank may be made to any Person, except with the prior written consent of (A) the Account Party (which consent shall not be unreasonably withheld and, in the case of an assignment to another Participating Bank or to an Affiliate of a Participating Bank, shall not be required) and (B) the Issuing Bank, (ii) any assignment shall be of a constant and not a varying percentage of all of the assignor's rights and obligations hereunder and (iii) the parties to each such assignment shall execute and deliver to the Agent a Participation Assignment, together with a processing fee of $3,000. Upon receipt of a completed Participation Assignment and the processing fee, the Agent will record in a register maintained for such purpose the name of the assignee and the percentage participation interest assigned by the assignor and assumed by the assignee for purposes of the determination of such assignor's and assignee's respective Participation Percentages. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Participation Assignment, which effective date shall be at least five Business Days after the execution thereof, the assignee shall, to the extent of such assignment, become a party hereto and have all of the rights and obligations of a Participating Bank hereunder and, to the extent of such assignment, such assigning Participating Bank shall be released from its obligations hereunder (without relieving such Participating Bank from any liability for damages, costs and expenses suffered by the Issuing Bank or the Account Party as a result of the failure by such Participating Bank to perform its obligations hereunder).

          (c) Each Participating Bank may grant participations to one or more Persons in all or any part of, or any interest (undivided or divided) in, such Participating Bank's rights and obligations under this Agreement (any such Person being referred to hereinafter as a Participant and such interests are collectively, referred to hereinafter as the Rights ); provided, however, that (i) such Participating Bank's obligations under this Agreement shall remain unchanged; (ii) any such Participant shall be entitled to the benefits and cost protections provided for in Section 4.03 hereof on the same basis as if it were a Participating Bank hereunder;
(iii) the Account Party, the Agent and the Issuing Bank shall continue to deal solely and directly with such Participating Bank in connection with such Participating Bank's rights and obligations under this Agreement; and
(iv) no such Participant, other than an Affiliate of such Participating Bank, shall be entitled to require such Participating Bank to take or omit to take any action hereunder, unless such action or omission would have an effect of the type described in subsections (c), (d) or (h) of Section
10.01 hereof.

          (d) Notwithstanding anything contained in this Section 10.06 to the contrary, the Issuing Bank and any Participating Bank may assign and pledge all or any portion of the Advances (or participating interests therein) owing to the Issuing Bank or such Participating Bank to any Federal Reserve Bank (and its transferees) as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the Issuing Bank or such Participating Bank from its obligations hereunder.

          SECTION 10.07. Relation of the Parties; No Beneficiary. No term, provision or requirement, whether express or implied, of any Loan Document, or actions taken or to be taken by any party thereunder, shall be construed to create a partnership, association, or joint venture between such parties or any of them. No term or provision of the Loan Documents shall be construed to confer a benefit upon, or grant a right or privilege to, any Person other than the parties hereto.

          SECTION 10.08. Issuing Bank Not Liable. As between the Agent, the Co-Agents, the Issuing Bank and the Participating Banks on the one hand, and the Account Party on the other, the Account Party assumes all risks of the acts or omissions of the Paying Agent, the Trustee and any other beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the Agent, the Co-Agents, the Issuing Bank, any Participating Bank, nor any of their respective officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or any acts or omissions of the Paying Agent, the Trustee and any other beneficiary or transferee in connection therewith;
(b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except that the Account Party shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Account Party, to the extent of any direct, as opposed to consequential, damages suffered by the Account Party which the Account Party proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence, as determined by a court of competent jurisdiction, in determining whether documents presented under the Letter of Credit are genuine or comply with the terms of the Letter of Credit or (ii) the Issuing Bank's willful or grossly negligent failure, as determined by a court of competent jurisdiction, to make lawful payment under the Letter of Credit after the presentation to it by the Paying Agent of a draft and certificate strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept original or facsimile (including telecopy) sight drafts and accompanying certificates presented under the Letter of Credit that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

          SECTION 10.09. Confidentiality. In connection with the negotiation and administration of this Agreement and the other Loan Documents, the Account Party has furnished and will from time to time furnish to the Agent, the Co-Agents, the Issuing Bank and the Participating Banks (each, a Recipient ) written information which is identified to the Recipient when delivered as confidential (such information, other than any such information which (i) was publicly available, or otherwise known to the Recipient, at the time of disclosure, (ii) subsequently becomes publicly available other than through any act or omission by the Recipient or (iii) otherwise subsequently becomes known to the Recipient other than through a Person whom the Recipient knows to be acting in violation of his or its obligations to the Account Party, being hereinafter referred to as Confidential Information ). The Recipient will not knowingly disclose any such Confidential Information to any third party (other than to those Persons who have a confidential relationship with the Recipient), and will take all reasonable steps to restrict access to such information in a manner designed to maintain the confidential nature of such information, in each case until such time as the same ceases to be Confidential Information or as the Account Party may otherwise instruct. It is understood, however, that the foregoing will not restrict the Recipient's ability to freely exchange such Confidential Information with prospective assignees of or participants in the Recipient's position herein, but the Recipient's ability to so exchange Confidential Information shall be conditioned upon any such prospective assignee's or participant's entering into an understanding as to confidentiality similar to this provision. It is further understood that the foregoing will not prohibit the disclosure of any or all Confidential Information in any litigation or proceedings between the Account Party and such Recipient and/or if and to the extent that such disclosure may be required (i) by a regulatory agency or otherwise in connection with an examination of the Recipient's records by appropriate authorities, (ii) pursuant to court order, subpoena or other legal process or (iii) otherwise, as required by law; in the event of any required disclosure under clause (ii) or (iii), above, the Recipient agrees to use reasonable efforts to inform the Account Party as promptly as practicable unless the Recipient is prohibited from doing so by court order, subpoena or other legal process.

          SECTION 10.10 Waiver of Jury Trial. The Account Party, the Agent, the Co-Agents, the Issuing Bank, and the Participating Banks each hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other Loan Document, or any other instrument or document delivered hereunder or thereunder.

          SECTION 10.11. Governing Law. This Agreement and the Pledge Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Account Party, the Agent, the Co-Agents, the Issuing Bank and each Participating Bank each (i) irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in New York City in any action arising out of any Loan Document, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) consents to the service of process by mail. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

          SECTION 10.12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                 THE ACCOUNT PARTY:

                                 THE CONNECTICUT LIGHT AND
                                   POWER COMPANY

                                 By /s/ Bruce F. Garelick
                                 Title: Assistant Treasurer

                                 THE AGENT AND ISSUING BANK:

                                 DEUTSCHE BANK AG, NEW YORK
                                   BRANCH and/or CAYMAN ISLANDS
                                   BRANCH,
                                   as Agent and as Issuing Bank

                                  By /s/Thomas L. Newberry

                                   Title: Vice President

                                  By  /s/ E. Scott Medla

                                   Title: Vice President

                                 THE PARTICIPATING BANKS:

                                 DEUTSCHE BANK AG, NEW YORK
                                  BRANCH and/or CAYMAN ISLANDS
                                  BRANCH

                                  By  /s/Thomas L. Newberry

                                   Title: Vice President

                                  By /s/ E. Scott Medla

                                   Title: Vice President

                                 Participation Percentage:  23.73552%

                                 Address for Notices

                                 Deutsche Bank AG, New York Branch
                                 31 West 52nd Street
                                 New York, New York  10019
                                 Attention:  E. Scott Medla
                                 Telephone:  212.474.8025
                                 Fax:  212.474.8256


                                 BANK OF MONTREAL,
                                  as Participating Bank and Co-Agent

                                 By /s/Joseph M. Longpre

                                  Title: Managing Director

                                 Participation Percentage:  14.04872%

                                 Address for Notices

                                 Bank of Montreal
                                 430 Park Avenue, 16th floor
                                 New York, New York  10022
                                 Attention:  John L. Smith
                                 Telephone:  212.605.1617
                                 Fax:  212.605.1648

                                 CREDIT SUISSE,
                                   as Participating Bank and Co-Agent

                                 By /s/Juerg Johner

                                  Title:

                                 By/s/Robert C. Rubino

                                  Title:

                                 Participation Percentage:  14.04872%

                                 Address for Notices

                                 Credit Suisse
                                 12 E. 49th Street, 44th floor
                                 New York, New York  10017
                                 Attention:  Juerg Johner
                                 Telephone:  212.238.5404
                                 Fax:  212.238.5439

                                 BANK OF AMERICA NT & SA

                                 By /s/Paul Farrell

                                  Title: Vice President

                                 Participation Percentage:  6.02088%

                                 Address for Notices

                                 Bank of America NT & SA
                                 335 Madison Avenue
                                 New York, New York  10017
                                 Attention:  John Jordan
                                 Telephone:  212.503.7558
                                 Fax:  212.503.7066

                                 THE BANK OF NEW YORK

                                  By /s/Mary Lou Bradley

                                   Title: Vice President

                                  Participation Percentage:  6.02088%

                                  Address for Notices

                                  The Bank of New York
                                  1 Wall Street, 19th floor
                                  New York, New York 10286
                                  Attention:  Mary Lou Bradley
                                  Telephone:  212.635.7605
                                  Fax:  212.635.7923

                                 THE BANK OF NOVA SCOTIA

                                  By /s/ T.M. Pitcher

                                   Title: Vice President

                                  Participation Percentage:  6.02088%

                                  Address for Notices

                                  The Bank of Nova Scotia
                                  101 Federal Street, 16th floor
                                  Boston, Massachusetts  02208
                                  Attention:  Carolyn Lopez
                                  Telephone:  617.737.6313
                                  Fax:  617.951.2177


                                 FLEET BANK, N.A.

                                  By /s/Suresh Chivukula

                                   Title: Vice President

                                  Participation Percentage:  6.02088%

                                  Address for Notices

                                  Fleet Bank, N.A.
                                  One Constitution Plaza
                                  Hartford, Connecticut  06115
                                  Attention:  Suresh V. Chivukula
                                  Telephone:  203.244.6038
                                  Fax:  203.244.5391


                                 THE INDUSTRIAL BANK OF JAPAN,
                                  LIMITED, NEW YORK BRANCH

                                  By /s/Robert W. Ramage, Jr.

                                   Title: Senior Vice President

                                  Participation Percentage:  6.02088%

                                  Address for Notices

                                  The Industrial Bank of Japan
                                  245 Park Avenue
                                  New York, New York  10167
                                  Attention:  Steven Pottle
                                  Telephone:  212.309.6443
                                  Fax:  212.856.9450

                                 THE LONG-TERM CREDIT BANK
                                  OF JAPAN

                                 By  /s/Rikuichi Yoshisue

                                  Title: Joint General Manager

                                 Participation Percentage:  6.02088%

                                 Address for Notices

                                 The Long-Term Credit Bank of Japan
                                 165 Broadway
                                 New York, New York  10006
                                 Attention:  Yumiko Noda
                                 Telephone:  212.335.4515
                                 Fax:  212.608.2371/2529


                                 MELLON BANK, N.A.

                                  By /s/Mary Ellen Usher

                                   Title: Vice President

                                 Participation Percentage:  6.02088%

                                 Address for Notices

                                 Mellon Bank, N.A.
                                 One Mellon Bank Center, Room 4425
                                 Pittsburgh, Pennsylvania  15258-0001
                                 Attention:  Mary Ellen Usher
                                 Telephone:  412.236.1203
                                 Fax:  412.234.6375


                                 SOCIETE GENERALE

                                  By /s/Gordon N. Eadon

                                   Title: Vice President

                                  By  /s/G. St. Denis

                                   Title: Assistant Vice President

                                 Participation Percentage:  6.02088%

                                 Address for Notices

                                 Societe Generale
                                 50 Rockefeller Plaza
                                 New York, New York  10020
                                 Attention:  Gordon St. Denis
                                 Telephone:  212.830.7141
                                 Fax:  212.581.8752


                                SCHEDULE I

                         APPLICABLE LENDING OFFICES

Name of                      Domestic                 Eurodollar
Participating Bank            Lending Office           Lending Office

Bank of America NT & SA    1850 Gateway Boulevard       Same as Domestic
1850 Gateway Boulevard     Concord, CA  94520 Tel:      Lending Office
                           (510) 675-7755 Fax:
                           (510) 675- 7531/7532

Bank of Montreal           430 Park Avenue              Same as Domestic
                           New York, NY 10022           Lending Office
                           Tel:  (212) 605-1436
                           Fax:  (212) 605-1525

The Bank of New York       101 Barclay Street           Same as Domestic
                           New York, NY  10286          Lending Office, c/o
                           Attn:  Commercial Loans      Eurodollar/Cayman
                             Dept.                      Funding Area

The Bank of Nova Scotia    101 Federal Street           Same as Domestic
                           Boston, MA  02110            Lending Office
                           Tel:  (617) 737-6300
                           Fax:  (617) 951-2177

Credit Suisse              12 East 49th Street          Same as Domestic
                           44th Floor                   Lending Office
                           New York, NY  10017
                           Tel:  (212) 238-5404
                           Fax:  (212) 238-5439

Deutsche Bank AG,          31 West 52 Street            New York Branch
New York Branch            New York, NY 10019           and/or Cayman
                           Tel:  (212) 474-8025         Islands Branch
                           Fax:  (212) 474-8256         31 West 52 Street
                                                        New York, NY  10019

Fleet Bank, N.A.           One Constitution Plaza       Same as Domestic
                           CTHMMO3G                     Lending Office
                           Hartford, CT  06115
                           Tel:  (203) 244-6038
                           Fax:  (203) 244-5391


The Industrial Bank of     245 Park Avenue              Same as Domestic
  Japan,                   New York, NY  10167          Lending Office
Limited, New York Branch   Tel:  (212) 309-6449
                           Fax:  (212) 949-0134

The Long-Term Credit Bank  165 Broadway                 Same as Domestic
  of Japan                 New York, NY  10006          Lending Office
                           Tel:  (212) 335-4801
                           Fax:  (212) 608-3452


Mellon Bank, N.A.          Loan Administration 153-2303 Same as Domestic
                           P.O. Box 656                 Lending Office
                           Pittsburgh, PA  15230-9972
                           Attn:  Sue Cooke
                           Tel:  (412) 234-8285 Fax:
                                 (412) 236-2028/
                                       234- 5049

Societe Generale           50 Rockefeller Plaza         Same as Domestic
                           New York, NY  10020          Lending Office
                           Tel:  (212) 830-7141
                           Fax:  (212) 581-8752



                                SCHEDULE II

                               PENDING ACTIONS

                                    NONE

              [Form of Letter of Credit - CDA/CL&P SERIES A]


                                                              EXHIBIT 1.01A


                       IRREVOCABLE LETTER OF CREDIT
                               NO. 83952561



                                                         September 22, 1993



Shawmut Bank Connecticut, National Association
777 Main Street
Hartford, Connecticut  06115

Attention:  Corporate Trust Department

Dear Sir or Madam:

     We hereby establish, at the request and for the account of The Connecticut Light and Power Company (the "Account Party"), in your favor, as Paying Agent (the "Paying Agent") under that certain Indenture of Trust, dated as of September 1, 1993 (the "Indenture"), by and between the Connecticut Development Authority (the "Issuer") and Shawmut Bank Connecticut, National Association, as trustee (the "Trustee"), pursuant to which $245,500,000 in aggregate principal amount of the Issuer's Pollution Control Revenue Refunding Bonds (The Connecticut Light and Power Company Project - 1993A Series) (the "Bonds"), are being issued, our Irrevocable Letter of Credit No. 83952561, in the amount of US$249,133,000.00 (TWO HUNDRED FORTY-NINE MILLION ONE HUNDRED THIRTY-THREE THOUSAND AND NO ONE-HUNDREDTHS UNITED STATES DOLLARS) (subject to reduction and reinstatement as provided below).

     (1) Credit Termination Date. This Letter of Credit shall expire on the earliest to occur of (i) September 22, 1996 (the "Stated Termination Date"), (ii) the date upon which we honor a draft accompanying a written and completed certificate signed by you in substantially the form of
Exhibit 2 attached hereto, and stating therein that such draft is the final draft to be drawn under this Letter of Credit and that, upon the honoring of such draft, this Letter of Credit will expire in accordance with its terms, (iii) the date upon which we receive a written certificate signed by you and stating therein that no Bonds entitled to the benefits of this Letter of Credit (as determined in accordance with the Indenture) ("Eligible Bonds") are "Outstanding" under (and as defined in) the Indenture, (iv) the fifth business day following receipt by you and the Trustee of written notice from us that an Event of Default (as defined below) has occurred under the Reimbursement Agreement (as defined below) and of our determination to terminate this Letter of Credit on such fifth business day and (v) the date upon which we receive a written certificate signed by you and stating therein that a substitute or replacement Credit Facility (as defined in the Indenture) has been provided pursuant to
Section 3.12 of the "Agreement referred to (and as defined) in the Indenture (such earliest date being the "Credit Termination Date").

     As used herein, the term "business day" shall mean any day of the year
(i) that is not a Saturday or Sunday, (ii) that is a day on which banks located in Hartford, Connecticut and New York, New York are not required or authorized to remain closed and (iii) that is a day on which banking institutions in all of the cities in which the principal offices of the Trustee, the Paying Agent and the Remarketing Agent (as defined in the Indenture) are located are not required or authorized to remain closed and
(iv) that is a day on which the New York Stock Exchange, Inc. is not closed.

     As used herein "Reimbursement Agreement" shall mean the Letter of Credit and Reimbursement Agreement, dated as of September 1, 1993, between the Account Party, us and certain Co-Agents and Participating Banks referred to therein, and the term "Event of Default" shall mean an "Event of Default" as that term is defined in the Reimbursement Agreement.

     (2) Principal, Interest and Premium Components. The aggregate amount which may be drawn under this Letter of Credit, subject to reductions in amount and reinstatement as provided below, is US$249,133,000.00 (TWO HUNDRED FORTY-NINE MILLION ONE HUNDRED THIRTY-THREE THOUSAND AND NO ONE-HUNDREDTHS UNITED STATES DOLLARS), of which the aggregate amounts set forth below may be drawn as indicated.

          (i)  An aggregate amount not exceeding US$245,500,000.00   (TWO
     HUNDRED FORTY-FIVE MILLION FIVE HUNDRED THOUSAND AND NO ONE-HUNDREDTHS UNITED STATES DOLLARS), as such amount may be reduced and reinstated as provided below, may be drawn in respect of payment of principal (whether upon scheduled or accelerated maturity, or upon redemption) of Eligible Bonds or the portion of the purchase price of Eligible Bonds corresponding to principal (the "Principal Component").

          (ii) An aggregate amount not exceeding US$3,633,000.00 (THREE MILLION SIX HUNDRED THIRTY-THREE THOUSAND AND NO ONE-HUNDREDTHS UNITED STATES DOLLARS), as such amount may be reduced and reinstated as provided below, may be drawn in respect of payment of (A) accrued and unpaid interest on Eligible Bonds not in the Flexible Mode (as defined in the Indenture) or that portion of the redemption price or purchase price of such Eligible Bonds corresponding to accrued and unpaid interest, but not more than an amount equal to accrued and unpaid interest on such Eligible Bonds for up to a maximum of 45 days immediately preceding the date of such drawing and (B) unpaid interest (whether accrued or to accrue) on Eligible Bonds in the Flexible Mode or that portion of the redemption price or purchase price of such Eligible Bonds corresponding to such interest, but not more than an amount equal to such interest on such Eligible Bonds for up to a maximum of 45 days immediately preceding the next Purchase Date (as defined in the Indenture) for each such Eligible Bond (or, if interest on any such Eligible Bond was not paid on the most recent Purchase Date for such Bond, for up to a maximum of 45 days immediately preceding the date of such drawing), calculated, in each case referred to in the foregoing clause (A) or clause (B) at a maximum rate of twelve percent (12%) per annum, or such lesser rate of interest as shall equal the Maximum Interest Rate (as defined in the Indenture) in effect under the Indenture with respect to such Eligible Bonds, and in any case calculated on the basis of a year of 365 or 366 days (as applicable) for the actual days elapsed (the "Interest Component").

          (iii) An aggregate amount not exceeding US$0.00 (ZERO UNITED STATES DOLLARS) may be drawn in respect of premium on Eligible Bonds (the "Premium Component"). If, subsequent to the date hereof, the Premium Component shall be increased by us at the request of the Account Party, the Premium Component shall be subject to reduction as provided below, and amounts drawn in respect thereof shall not be subject to reinstatement.

     (3) Drawings. Funds under this Letter of Credit are available to you against (i) your draft, stating on its face: "Drawn under Irrevocable Letter of Credit No. 83952561, dated September 22, 1993", and (ii) the appropriate certificate specified below, purportedly executed by you and appropriately completed.

                                      Exhibit Setting Forth
     Type of Drawing                    Form of Certificate Required

     Tender Drawing                     Exhibit 1
     (as hereinafter defined)

     Redemption/Mandatory                    Exhibit 2
     Purchase Drawing
     (as hereinafter defined)

     Interest Drawing                        Exhibit 3
     (as hereinafter
      defined)

     Drafts and certificates hereunder shall be dated the date of presentation and shall be presented at our office located at 31 West 52nd Street, New York, New York 10019 Attention: Volker Fischer or James Roces, Trade Finance, 6th Floor (telephone: (212) 474-7978) (or at such other office as we may designate by written notice to you). Presentation of such drafts and certificates may be made (a) by physical presentation of such drafts and certificates or (b) by facsimile transmission of such drafts and certificates received by us at (212) 474-7989 with a copy to Peter Sonza at
(FAX) (212) 474-7048 (or at such other number as we may designate by written notice to you) with prior telephone notice to us at (212) 474-7978,
Attention: Volker Fischer or James Roces, (or at such other number as we may designate by written notice to you) that such presentation is to be made by facsimile transmission and with the original executed drafts and certificates to be received by us not later than our close of business on the next business day, it being understood that payments hereunder shall be made upon receipt by us of such facsimile transmission; provided, however, that presentations of drafts and certificates relating to Tender Drawings in respect of Eligible Bonds in the Flexible Mode shall in all instances be made in accordance with the foregoing clause (b). Drafts drawn under and in strict compliance with the terms of this Letter of Credit will be duly honored by us upon presentation thereof in accordance with this Paragraph 3 if presented on or prior to 4:00 P.M. (New York City time) on the Credit Termination Date as follows:

          (i) Tender Drawings; Flexible Mode. In the case of drafts and certificates relating to Tender Drawings in respect of Eligible Bonds in the Flexible Mode presented in accordance with the foregoing clause
     (b):

               (A) if such drafts and certificates are presented as aforesaid at or prior to 1:30 P.M. (New York City time) on a business day, and provided that such drafts and certificates strictly conform to the requirements of this Letter of Credit, we will initiate a wire transfer of the amount so drawn to your account indicated below at or prior to 3:30 P.M. (New York City time) on the same business day;

               (B) if such drafts and certificates are presented as aforesaid after 1:30 P.M. but at or prior to 4:00 P.M. (New York City time) on a business day, and provided that such drafts and certificates strictly conform to the requirements of this Letter of Credit, we will initiate a wire transfer of the amount so drawn to your account indicated below at or prior to 10:00 A.M. on the business day next succeeding the business day on which such drafts and certificates were presented (notwithstanding that such day of presentation may have been the Credit Termination
          Date); and

               (C) if such drafts and certificates are presented as aforesaid after 4:00 P.M. (New York City time) on a business day, and provided that such drafts and certificates strictly conform to the requirements of this Letter of Credit, we will initiate a wire transfer of the amount so drawn to your account indicated below at or prior to 1:00 P.M. (New York City time) on the business day next succeeding the business day on which such drafts and certificates were presented (notwithstanding that such day of presentation may have been the Credit Termination Date);

     and

          (ii) All Other Drawings: In the case of any other drafts and certificates:

               (A) if such drafts and certificates are presented as aforesaid at or prior to 4:00 P.M. (New York City time) on a business day, and provided that such drafts strictly conform to the requirements of this Letter of Credit, we will initiate a wire transfer of the amount so drawn to your account indicated below at or prior to 10:00 A.M. (New York City time) on the business day next succeeding the business day on which such drafts and certificates were presented (notwithstanding that such day of presentation may have been the Credit Termination Date); and

               (B) if such drafts and certificates are presented as aforesaid after 4:00 P.M. (New York City time) on a business day, and provided that such drafts and certificates strictly conform to the requirements of this Letter of Credit, we will initiate a wire transfer of the amount so drawn to your account indicated below at or prior to 1:00 P.M. (New York City time) on the business day next succeeding the business day on which such drafts and certificates were presented (notwithstanding that such day of presentation may have been the Credit Termination Date).

Wire transfers of funds paid in respect of any drawing hereunder shall be made to you at Shawmut Bank Connecticut, National Association, Hartford, Connecticut, ABA# 011900445, Account No. 0067548290 Corporate Trust Admin. Wire Account, Attention: K. Larimore, Reference: CDA/CL&P Series 1993A, or to such other account as you may from time to time specify to us in writing. All payments made by us under this Letter of Credit will be made with our own funds and not with any funds of the Account Party or the Issuer.

     (4) Reductions. The Interest Component shall be reduced immediately following our honoring any draft drawn hereunder to pay unpaid interest on Eligible Bonds or to pay that portion of the purchase price or redemption price corresponding to unpaid interest on Eligible Bonds, in each case by an amount equal to the amount of such draft (any such drawing being an "Interest Drawing"). The Principal Component shall be reduced immediately following our honoring any draft drawn hereunder: (i) pursuant to Section 5.8(B) of the Indenture to pay that portion of purchase price corresponding to principal of Eligible Bonds that are (A) subject to mandatory tender for purchase pursuant to Section 2.3(G)(1)(c) or 2.3(G)(2)(d)(ii) of the Indenture or (B) tendered for purchase by the holders thereof pursuant to 2.3(G)(2)(c) of the Indenture, (ii) pursuant to Section 5.8(C) of the Indenture to pay that portion of purchase price corresponding to principal of Eligible Bonds that are the subject of a failed conversion pursuant to
Section 2.3(G)(1)(b) or 2.3(G)(2)(b) of the Indenture, as appropriate (any such drawing in respect of the circumstances referred to in the foregoing clause (i) or this clause (ii) being a "(Tender Drawing)", (iii) pursuant to Section 5.8(A) of the Indenture to pay the principal of Eligible Bonds or that portion of the redemption price of Eligible Bonds corresponding to principal, whether at stated maturity, upon acceleration or upon redemption, or (iv) pursuant to Section 5.8(B) of the Indenture to pay that portion of the purchase price corresponding to principal of Eligible Bonds that are subject to mandatory tender for purchase pursuant to Section 2.3(G)(2)(d)(i) of the Indenture (any such drawing in respect of the circumstances referred to in the foregoing clause (iii) or in this clause
(iv) being a "Redemption/Mandatory Purchase Drawing"), in each such case by an amount equal to the amount of such draft. The Premium Component shall be reduced immediately following our honoring any draft drawn hereunder to pay premium on Eligible Bonds in connection with a Redemption/Mandatory Purchase Drawing, by an amount equal to the amount of such draft.

          Additionally, upon receipt of a Notice of Reduction in the form of Exhibit 4 to this Letter of Credit purportedly executed by you, we will reduce the Principal Component, Interest Component and Premium Component to the amounts therein stated.

     (5) Reinstatement. The Interest Component and the Principal Component shall, from time to time, be reinstated by us in accordance with, and only to the extent provided in, the following subparagraphs (i) and
(ii).  In no event shall reductions in the Premium Component be reinstated.

          (i) Interest Component. Reductions in the Interest Component resulting from Interest Drawings shall be reinstated as follows:

               (A) Immediately following each drawing hereunder to pay unpaid interest on Eligible Bonds in the Flexible Mode or to pay that portion of purchase price, but not redemption price, corresponding to unpaid interest on Eligible Bonds in the Flexible Mode, the amount so drawn shall be automatically reinstated to the Interest Component unless, not later than the business day preceding such drawing you shall have received written notice from us that we will not reinstate the Interest Component in the amount of such drawing. On the fifth day following each drawing hereunder to pay accrued and unpaid interest on Eligible Bonds that are not in the Flexible Mode, or to pay that portion of purchase price, but not redemption price, corresponding to accrued and unpaid interest on Eligible Bonds that are not in the Flexible Mode, the amount so drawn shall be automatically reinstated to the Interest Component, unless you shall have theretofore received written notice from us that we will not reinstate the Interest Component in the amount of such drawing. Any notice of non-reinstatement delivered pursuant to this subparagraph (i)(A) shall be in writing and shall be delivered to you by hand delivery or facsimile transmission.

               (B) If, subsequent to any such delivery of a notice of non-reinstatement as aforesaid, we shall deliver to you, by hand delivery or facsimile transmission, a Notice of Reinstatement in the form of Exhibit 5 hereto, then, upon such delivery to you, the Interest Component shall be immediately reinstated to the extent specified in such Notice of Reinstatement.

               (C) In no event shall the Interest Component be reinstated to an amount in excess of 45 days' interest on Eligible Bonds, computed at the rate of 12% per annum on the basis of a year of 365 or 366 days (as applicable) for the actual days elapsed, or such lesser rate of interest as shall equal the Maximum Interest Rate (as defined in the Indenture) in effect under the Indenture with respect to such Eligible Bonds.

          (ii) Principal Component. Reductions in the Principal Component resulting from Redemption/Mandatory Purchase Drawings shall in no event be reinstated. Reductions in the Principal Component resulting from Tender Drawings shall be reinstated as follows:

               (A) Immediately upon receipt by us of proceeds from the remarketing of Pledged Bonds (as defined in the Indenture), or of written notice from you that you have received such proceeds (or a window receipt guaranteeing same day payment in immediately available funds of such proceeds as contemplated by Section 9.19(A) of the Indenture), the Principal Component shall be reinstated automatically by the amount of such proceeds.

               (B) Immediately upon your receipt from us, by hand delivery or facsimile transmission, of a Notice of Reinstatement in the form of Exhibit 5 hereto, the Principal Component shall be immediately reinstated to the extent specified in such Notice of Reinstatement.

               (C) In no event shall the Principal Component be reinstated to an amount in excess of the aggregate principal amount of Eligible Bonds then outstanding under the Indenture.

Any Notice of Reinstatement delivered to you in the form set forth in
Exhibit 5 hereto, whether delivered pursuant to subparagraph (i) or subparagraph (ii), above, may be combined, in a single such Notice, with any other Notice of Reinstatement delivered pursuant to the other such subparagraph.

     (6) Notices. Communications (other than drawings) with respect to this Letter of Credit shall be in writing and shall be addressed to us at 31 West 52nd Street, New York, New York 10019, Attention: E. Scott Medla (telephone: (212) 474-8025, telecopy: (212) 474-8256) with a copy to: Peter Sonza (telephone: (212) 474-8112, telecopy: (212) 474-7048) (or at such other office as we may designate by written notice to you), specifically referring to the number of this Letter of Credit.

     (7) Transfer. This Letter of Credit is transferable in its entirety (but not in part) to any transferee who has succeeded you as Paying Agent under the Indenture and may be successively so transferred. Transfer of the available balance under this Letter of Credit to such transferee shall be effected by the presentation to us of this Letter of Credit accompanied by a certificate substantially in form set forth in Exhibit 6.

     (8) Governing Law, Etc. Except as otherwise provided herein, this Letter of Credit shall be governed by and construed in accordance with the Uniform Customs and Practices for Documentary Credits (1983 Revision) Publication No. 400 of the International Chamber of Commerce ("UCP") and, to the extent not inconsistent with the UCP, the laws of the State of New York, including the Uniform Commercial Code as in effect in the State of New York. This Letter of Credit sets forth in full our undertaking, and, except as expressly set forth herein, such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein (including, without limitation, the Bonds, the Indenture and the Reimbursement Agreement), except only the certificates and the drafts referred to herein; and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such certificates and such drafts. Whenever and wherever the terms of this Letter of Credit shall refer to the purpose of a draft hereunder, or the provisions of any agreement or document pursuant to which such draft may be presented hereunder, such purpose or provisions shall be conclusively determined by reference to the certificate accompanying such draft; in furtherance of this sentence, whether any drawing is in respect of payment of regularly scheduled interest on the Bonds or of principal of or interest on the Bonds upon scheduled or accelerated maturity or is a Tender Drawing or a Redemption/Mandatory Purchase Drawing shall be conclusively determined by reference to the certificate accompanying such drawing.

                    Very truly yours,

                    DEUTSCHE BANK AG, NEW YORK BRANCH



                    By _______________________________
                       Title:



                    By _______________________________
                       Title:

                                 EXHIBIT 1
                          TO THE LETTER OF CREDIT


                      CERTIFICATE FOR TENDER DRAWING


     The undersigned, a duly authorized officer of __________________________, (the "Paying Agent"), hereby certifies as follows to DEUTSCHE BANK AG, NEW YORK BRANCH (the "Bank"), with reference to Irrevocable Letter of Credit No. 83952561 (the "Letter of Credit") issued by the Bank in favor of the Paying Agent. Terms defined in the Letter of Credit and used but not defined herein shall have the meanings given them in the Letter of Credit.

     (1) The Paying Agent is the Paying Agent under the Indenture for the holders of the Bonds.

     (2) The Paying Agent is making a Tender Drawing under the Letter of Credit in the amount of $________ pursuant to Section 5.8 of the Indenture to pay that portion of the purchase price corresponding to principal of Eligible Bonds that are

          [subject to mandatory tender for purchase pursuant to Section [2.3(G)(1)(c)] [2.3(G)(2)(d)(ii)] of the Indenture.]

          [tendered for purchase by the holders thereof pursuant to Section 2.3(G)(2)(c) of the Indenture.]

          [the subject of a failed conversion pursuant to Section
          2.3(G)(1)(b) or 2.3(G)(2)(b) of the Indenture.]

     (3) The amount of purchase price corresponding to principal of Eligible Bonds and with respect to the payment of which the Paying Agent, pursuant to the foregoing Sections of the Indenture, is drawing under the Letter of Credit, is as follows, and the amount of the draft accompanying this Certificate does not exceed such amount:

          Principal:   $_______________________________

     (4) The amount of the draft accompanying this Certificate being drawn in respect of purchase price corresponding to principal of Eligible Bonds, as indicated in paragraph (3), above, does not exceed the Principal Component of the Letter of Credit. The amount of the draft accompanying this Certificate in respect of purchase price corresponding to principal of such Bonds has been computed in accordance with the terms and conditions of such Eligible Bonds and the Indenture.

     (5) No proceeds of this drawing will be applied to the payment of purchase price of any Bonds that are not Eligible Bonds, including any Pledged Bonds (as defined in the Indenture), any Borrower Bonds (as defined in the Indenture) and any Bonds in the Fixed Rate Mode (as defined in the Indenture).

     [(6) The Eligible Bonds in respect of which this drawing is being made are Eligible Bonds in the Flexible Mode, and payment of this drawing shall be made in accordance with Paragraph 3(i) of the Letter of Credit.]

     [(6) The Eligible Bonds in respect of which this drawing is being made are not Eligible Bonds in the Flexible Mode, and payment of this drawing shall be made in accordance with Paragraph 3(ii) of the Letter of Credit].


     IN WITNESS WHEREOF, the Paying Agent has executed and delivered this Certificate as of the ____ day of _____________, 19__.


                         [NAME OF PAYING AGENT],
                                as Paying Agent



                    By _______________________________
                      Title:

                                 EXHIBIT 2
                          TO THE LETTER OF CREDIT


                        CERTIFICATE FOR REDEMPTION/
                        MANDATORY PURCHASE DRAWING


     The undersigned, a duly authorized officer of ________, (the "Paying Agent"), hereby certifies as follows to DEUTSCHE BANK AG, NEW YORK BRANCH (the "Bank"), with reference to Irrevocable Letter of Credit No. 83952561 (the "Letter of Credit") issued by the Bank in favor of the Paying Agent. Terms defined in the Letter of Credit and used but not defined herein shall have the meanings given them in the Letter of Credit.

     (1) The Paying Agent is the Paying Agent under the Indenture for the holders of the Bonds.

     (2) The Paying Agent is making a Redemption/Mandatory Purchase Drawing under the Letter of Credit in the amount of $______________

          [pursuant to Section 5.8(A) and Section 8.5 of the Indenture to pay the principal of Eligible Bonds due pursuant to the Indenture upon maturity or as a result of acceleration of such Eligible Bonds in accordance with the Indenture and the terms of such Eligible Bonds.]

          [pursuant to Section 5.8(A) of the Indenture to pay that portion of the redemption price corresponding to principal of [and premium on] Eligible Bonds due pursuant to the Indenture upon redemption of such Eligible Bonds in accordance with the Indenture and the terms of such Eligible Bonds.]

          [pursuant to Section 5.8(B) of the Indenture to pay that portion of the purchase price of Eligible Bonds corresponding to principal that are subject to mandatory tender for purchase pursuant to Section 2.3(G)(2)(d)(i) of the Indenture.]

     (3) The amount of [principal of] [redemption price corresponding to principal of] [and premium on] [purchase price corresponding to principal of] Eligible Bonds which is due and payable and with respect to the payment of which the Paying Agent, pursuant to the foregoing Section[s] of the Indenture, is to draw under the Letter of Credit is as follows, and the amount of the draft accompanying this Certificate does not exceed such amount:

               Principal:     $ _____________
               [Premium:      $ _____________

     (4) The amount of the draft accompanying this Certificate being drawn in respect of payment of [principal] [redemption price corresponding to principal] [purchase price corresponding to principal] of Eligible Bonds, as indicated in paragraph (3), above, does not exceed the Principal Component of the Letter of Credit. [The amount of the draft accompanying this Certificate being drawn in respect of that portion of the redemption price of Eligible Bonds corresponding to premium, as indicated in paragraph
(3), above, does not exceed the Premium Component of the Letter of Credit.] The amount of the draft accompanying this Certificate in respect of payment of [principal] [redemption price corresponding to principal] [and premium] [purchase price corresponding to principal] of such Eligible Bonds has been computed in accordance with the terms and conditions of such Eligible Bonds and the Indenture.

     (5) No proceeds of this drawing will be applied to the payment of principal, redemption price (including premium, if any) or purchase price of any Bonds that are not Eligible Bonds, including any Pledged Bonds (as defined in the Indenture), any Borrower Bonds (as defined in the Indenture), and any Bonds in the Fixed Rate Mode (as defined in the Indenture).

     (6) Payment of this drawing shall be made in accordance with Paragraph 3(ii) of the Letter of Credit.

     [(7) The draft accompanying this Certificate is the final draft to be drawn under the Letter of Credit, and, upon the honoring of such draft, the Letter of Credit will expire in accordance with its terms.]



     IN WITNESS WHEREOF, the Paying Agent has executed and delivered this Certificate as of the __________ day of __________________, 19__.

                         [NAME OF PAYING AGENT], as Paying Agent



                         By ___________________________
                           Title:

                                 EXHIBIT 3
                          TO THE LETTER OF CREDIT

                     CERTIFICATE FOR INTEREST DRAWING


     The undersigned, a duly authorized officer of ______, (the "Paying Agent"), hereby certifies as follows to DEUTSCHE BANK AG, NEW YORK BRANCH (the "Bank"), with reference to Irrevocable Letter of Credit No. 83952561 (the "Letter of Credit") issued by the Bank in favor of the Paying Agent. Terms defined in the Letter of Credit and used but not defined herein shall have the meanings given them in the Letter of Credit.

     (1) The Paying Agent is the Paying Agent under the Indenture for the holders of the Bonds.

     (2) The Paying Agent is making a drawing under the Letter of Credit in the amount of $______ with respect to [the payment of interest] [the payment of the portion of redemption price corresponding to interest] [the payment of the portion of purchase price corresponding to interest] on Eligible Bonds in accordance with the Indenture.

     (3) The amount of [interest] [redemption price corresponding to interest] [purchase price corresponding to interest] on Eligible Bonds that is due and owing is as follows, and the amount of the draft accompanying this Certificate does not exceed such amount:

          Interest: ______________________

     (4) The amount of the draft accompanying this Certificate being drawn in respect of payment of [interest] [redemption price corresponding to interest] [purchase price corresponding to interest] on Eligible Bonds, as indicated in paragraph (3), above, does not exceed the Interest Component of the Letter of Credit. The amount of the draft accompanying this Certificate in respect of payment of [interest] [redemption price corresponding to interest] [purchase price corresponding to interest] on Eligible Bonds has been computed in accordance with the terms and conditions of such Eligible Bonds and the Indenture.

     (5) Payment of this drawing shall be made in accordance with Paragraph 3(ii) of the Letter of Credit.

     IN WITNESS WHEREOF, the Paying Agent has executed and delivered this Certificate as of the _____ day of ___________, 19__.


                         [NAME OF PAYING AGENT],
                             as Paying Agent



                         By ___________________________
                           Title:

                                 EXHIBIT 4
                          TO THE LETTER OF CREDIT

                            NOTICE OF REDUCTION

     The undersigned, a duly authorized officer of _____________________, (the "Paying Agent"), hereby certifies as follows to DEUTSCHE BANK AG, NEW YORK BRANCH (the "Bank"), with reference to Irrevocable Letter of Credit No. 83952561 (the "Letter of Credit") issued by the Bank in favor of the Paying Agent. Terms defined in the Letter of Credit and used but not defined herein shall have the meanings given them in the Letter of Credit.

          (1) The Paying Agent is the Paying Agent under the Indenture for the holders of the Bonds.

          (2) As of the date hereof, the aggregate principal amount of Eligible Bonds (including for this purpose all Pledged Bonds and all Borrower Bonds) outstanding is

               Principal: $___________________________

          (3) You are hereby directed to reduce the [Principal] [Premium] [and] [Interest] Components of the Letter of Credit as follows:

               [The Principal Component of the Letter of Credit is reduced to $____________.]

               [The Premium Component of the Letter of Credit is reduced to $_____________.]

               [The Interest Component of the Letter of Credit is reduced to $_____________.]


     IN WITNESS WHEREOF, the Paying Agent has executed and delivered this Certificate as of the ____ day of __________, 19__.


                         [NAME OF PAYING AGENT],
                             as Paying Agent



                         By __________________________
                           Title:


                                 EXHIBIT 5
                          TO THE LETTER OF CREDIT

                          NOTICE OF REINSTATEMENT

The undersigned, a duly authorized officer of DEUTSCHE BANK AG, NEW YORK BRANCH (the "Bank"), hereby gives the following notice to _________________, as paying agent (the "Paying Agent"), with reference to Irrevocable Letter of Credit No. 83952561 (the "Letter of Credit") issued by the Bank in favor of the Paying Agent. Terms defined in the Letter of Credit and used but not defined herein have the meanings given them in the Letter of Credit.

The Bank hereby notifies you that:

[1.] [Pursuant to Paragraph 5(i)(B) of the Letter of Credit and Section
     2.04(b)(ii) of the Reimbursement Agreement, the Interest Component has been reinstated by $________________.]

[2.] [Pursuant to Paragraph 5(ii)(B) of the Letter of Credit and Section
     2.04(c) of the Reimbursement Agreement, the Principal Component has been reinstated by $_________________.]

     IN WITNESS WHEREOF, the Bank has executed and delivered this Notice of Reinstatement as of the ____ day of ______________, 19__.


                              DEUTSCHE BANK AG,
                                NEW YORK BRANCH



                              By ______________________
                                 Title:



                              By ______________________
                                 Title:

                                 EXHIBIT 6
                          TO THE LETTER OF CREDIT


                         INSTRUCTIONS TO TRANSFER


                         _____________, 19__


     Re:  Irrevocable Letter of Credit No. 83952561


Gentlemen:

     The undersigned, as Paying Agent under that certain Indenture of Trust, dated as of September 1, 1993 (the "Indenture"), by and between the Connecticut Development Authority (the "Issuer") and Shawmut Bank Connecticut, National Association, as Trustee, is named as beneficiary in the Letter of Credit referred to above (the "Letter of Credit"). The Transferee named below has succeeded the undersigned as Paying Agent under such Indenture.

                      _______________________________
                           (Name of Transferee)

                      _______________________________
                                 (Address)

     Therefore, for value received, the undersigned hereby irrevocably instructs you to transfer to such Transferee all rights of the undersigned to draw under the Letter of Credit.

     Such Transferee shall hereafter have the sole rights as beneficiary under the Letter of Credit; provided, however, that no rights shall be deemed to have been transferred to such Transferee until such transfer complies with the requirements of the Letter of Credit pertaining to transfers.



     IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the ____ day of ______________, 19__.

                    [NAME OF RETIRING PAYING AGENT],
                             as Paying Agent



                         By______________________
                           Title:


          The undersigned, [Name of Transferee], hereby accepts the foregoing transfer of rights under the Letter of Credit.

                         [Name of Transferee]



                         By ______________________
                           Title:

                         Address of Principal
                            Corporate Trust Office:

                         [insert address]

                                                              EXHIBIT 1.01B


                                  Form of
                         PARTICIPATION ASSIGNMENT


                       Dated _________________, 19__


     Reference is made to the Letter of Credit and Reimbursement Agreement, dated as of September 1, 1993 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being the "Agreement"; unless otherwise defined herein terms defined in the Agreement are used herein with the same meaning), among The Connecticut Light and Power Company (the "Account Party"), Deutsche Bank AG, New York Branch ("Deutsche Bank"), as Issuing Bank, the Co-Agents and Participating Banks named therein and from time to time parties thereto, and Deutsche Bank, as Agent. Pursuant to the Agreement, ______________ (the "Assignor") has purchased a participation from the Issuing Bank in and to the Letter of Credit and each payment thereunder and demand loan made by the Issuing Bank and has committed to make Advances to the Account Party.

     The Assignor and ________________ (the "Assignee") agree as follows:

     2. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse to the Assignor that portion set forth in Section 1(c) of
Schedule 1 hereto (the "Assigned Interest") of the Assignor's rights and obligations under the Agreement and the Pledge Agreement, including, without limitation, the participation purchased by the Assignor pursuant to
Section 3.07 of the Agreement in respect of unreimbursed amounts and demand loans owing from time to time to the Issuing Bank, the Commitment of the Assignor to make Advances and the Advances outstanding on the Effective Date (as hereinafter defined). Such Assigned Interest represents the percentage interest specified in Section 2(b) of Schedule 1 of all outstanding rights and obligations of the Participating Banks under the Agreement, and, after giving effect to such sale and assignment, the Assignee's and Assignor's Participation Percentages will be as set forth in Sections 2(b) and 2(c), respectively, of Schedule 1. The effective date of this sale and assignment shall be the date specified in Section 3 of
Schedule 1 (the "Effective Date").

     2. On the Effective Date, the Assignee will pay to the Assignor, in same day funds, at such address and account as the Assignor shall advise the Assignee, an amount equal to (1) the aggregate amount of unreimbursed letter of credit payments, demand loans and Advances outstanding (as set forth in Section 1 of Schedule 1) times (2) the Assigned Interest. From and after the Effective Date, the Assignor agrees that the Assignee shall be entitled to all rights, powers and privileges of the Assignor under the Agreement and the Pledge Agreement to the extent of the Assigned Interest, including without limitation (i) the right to receive all payments in respect of the Assigned Interest for the period from and after the Effective Date, whether on account of reimbursements, principal, interest, fees, indemnities in respect of claims arising after the Effective Date, increased costs, additional amounts or otherwise; (ii) the right to vote and to instruct the Agent and the Issuing Bank under the Agreement based on the Assigned Interest; (iii) the right to set-off and to appropriate and apply deposits of the Account Party as set forth in the Agreement; and (iv) the right to receive notices, requests, demands and other communications. The Assignor agrees that it will promptly remit to the Assignee any amount received by it in respect of the Assigned Interest (whether from the Account Party, the Agent or otherwise) in the same funds in which such amount is received by the Assignor.

     3. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the Related Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement, the Related Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Account Party or the performance or observance by the Account Party of any of its obligations under the Agreement, the Related Documents or any other instrument or document furnished pursuant thereto.

     4. The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of the financial statements referred to in
Section 6.01(f) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (ii) agrees that it will, independently and without reliance upon the Agent, the Issuing Bank, the Assignor or any other Participating Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the Related Documents;
(iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Agreement and the Pledge Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with its terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Participating Bank and (v) confirms that it has paid the processing fee referred to in subsection 10.06(b) of the Agreement.

     5. Following the execution of this Assignment, it will be delivered to the Agent for acceptance and recording by the Agent. Upon such acceptance and recording and receipt of the consent of the Issuing Bank required pursuant to Section 10.06(b) of the Agreement (which shall be evidenced by the Issuing Bank's execution of this Assignment on the appropriate space on Schedule 1), as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Participating Bank thereunder and under the Pledge Agreement and (ii) the Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Agreement and the Pledge Agreement.

     6. Upon such acceptance, recording and consent, from and after the Effective Date, the Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee at its address set forth on Schedule 1 hereto. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

     7. This Assignment shall be governed by, and construed in accordance with, the laws of the State of New York.

     8. This Assignment may be executed in counterparts by the parties hereto, each of which counterpart when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

Schedule 1
to
Participation Assignment
Dated ____________, 19__


Section 1.

     (a)  Total Unreimbursed
            Payments and demand loans        $__________
     (b)  Total Advances:                    $__________
     (c)  Assigned Interest:                  __________%
     Specify percentage to no more than 8 decimal points.

Section 2.

     (a)  Assignor's Participation
            Percentage (immediately
            prior to the effectiveness
            of this Assignment)               ___________%
     (b)  Assignee's Participation
            Percentage2 (upon the
            effectiveness of this
            Assignment)                  ___________%
     (c)  Assignor's Participation
            Percentage (upon
            the effectiveness of
            this Assignment)

     The sum of the percentages set forth in Section 2(b) and (c) shall equal the percentage set forth in Section 2(a). ___________%

Section 3.

     Effective Date:__________, 19__
     Such date shall be at least 5 Business Days after the execution of this Assignment.

                    [NAME OF ASSIGNOR]


                    By______________________________
                      Title:

                    [NAME OF ASSIGNEE]


                    By______________________________
                       Title:

                    [Address]
                    Telecopier No._______________
                    Attention:___________________

Consented to this __ day
of ______________, ___


DEUTSCHE BANK AG, NEW YORK
   BRANCH,
   as Issuing Bank



By ______________________
  Title:



By ______________________
  Title:


Accepted this __ day
of _____________, ___
     Not to be accepted without proof of Account Party's consent pursuant to
     Section 10.06(b) of the Reimbursement Agreement.

DEUTSCHE BANK AG, NEW YORK
   BRANCH,
   as Agent



By ______________________
  Title:



By ______________________
  Title:
                        APPLICABLE LENDING OFFICES

The Assignee's Applicable Lending Offices are as follows:



Domestic Lending Office:












Eurodollar Lending Office:

                                                              EXHIBIT 1.01C


                                  Form of
                             PLEDGE AGREEMENT


                       Dated as of September 1, 1993


     THIS PLEDGE AGREEMENT ("this Agreement") is made by and between:

     (i) THE CONNECTICUT LIGHT AND POWER COMPANY, a corporation duly organized and validly existing under the laws of the State of Connecticut (the "Account Party"); and

     (ii) DEUTSCHE BANK AG, NEW YORK BRANCH, as issuer of the Letter of Credit (the "Issuing Bank");

for the benefit of the Issuing Bank and

     (iii) The Agent (as defined therein), the Co-Agents (as defined therein) and the Participating Banks (as defined therein) from time to time party to the Reimbursement Agreement hereinafter referred to.


                           PRELIMINARY STATEMENT


     The Connecticut Development Authority (the "Issuer") proposes to issue, pursuant to an Indenture of Trust, dated as of September 1, 1993 (as supplemented or amended from time to time with the written consent of the Issuing Bank, the "Indenture"), made to Shawmut Bank Connecticut, National Association, as trustee (such entity, or its successor as trustee, being the "Trustee"), $245,500,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds (The Connecticut Light and Power Company Project - 1993A Series) (the "Bonds"). Pursuant to the Indenture and the Loan Agreement, dated as of September 1, 1993, between the Issuer and the Account Party, the Account Party has requested the Issuing Bank to issue the letter of credit referred to therein in favor of the Paying Agent described therein.

The Issuing Bank has agreed to issue such letter of credit subject to the terms and conditions set forth in that certain Letter of Credit and Reimbursement Agreement, of even date herewith, among the Account Party, the Issuing Bank, the Agent and the Co-Agents and Participating Banks referred to therein and relating to the Bonds (said Letter of Credit and Reimbursement Agreement, as it may hereafter be amended, modified or supplemented from time to time, being hereinafter referred to as the "Reimbursement Agreement").

     It is a condition precedent to the obligation of the Issuing Bank to issue such letter of credit and of the Participating Banks to make the Advances described in the Reimbursement Agreement that the Account Party shall have made the pledge described in this Agreement.

     NOW THEREFORE, in consideration of the premises and to induce the Issuing Bank to issue such letter of credit and to induce the Participating Banks to make such Advances, the Account Party hereby agrees as follows (capitalized terms used herein and not otherwise defined herein having the meanings assigned them in the Reimbursement Agreement):

          SECTION 1. Pledge. The Account Party hereby pledges to the Issuing Bank for the benefit of the Agent and the Participating Banks, and grants to the Issuing Bank for the benefit of the Agent and the Participating Banks a security interest in, the following (the "Pledged Collateral"):

          (i) the Pledged Bonds (as defined in the Indenture) and the instruments, if any, evidencing the Pledged Bonds, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Bonds; and

          (ii) all proceeds (other than the proceeds of the initial sale upon issuance of the Pledged Bonds) of any and all of the foregoing collateral (including, without limitation, proceeds that constitute property of the types described above).

          SECTION 2. Security for Obligations. This Agreement secures the payment of all obligations of the Account Party now or hereafter existing under the Reimbursement Agreement, whether for reimbursement, principal, interest, fees, expenses or otherwise, and all obligations of the Account Party now or hereafter existing under this Agreement (all such obligations of the Account Party being the "Obligations"). Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by the Account Party to the Issuing Bank, the Agent or any Participating Bank under the Reimbursement Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Account Party.

          SECTION 3. Delivery of Pledged Collateral. (a) All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to the Paying Agent and held by the Paying Agent on behalf of the Issuing Bank pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Issuing Bank. For the better perfection of the Issuing Bank's, the Agent's and the Participating Banks' rights in and to the Pledged Collateral, the Account Party shall forthwith, upon the pledge of any Pledged Collateral hereunder, cause such Pledged Collateral to be registered in the name of such nominee or nominees of the Issuing Bank as the Issuing Bank shall direct.

          (b) If, prior to the payment in full of the Obligations and the termination of the Letter of Credit, the Account Party shall become entitled to receive or shall receive any payment in respect of the Pledged Collateral, the Account Party agrees to accept the same as the agent of the Issuing Bank, the Agent and the Participating Banks, to hold the same in trust for the Issuing Bank, the Agent and the Participating Banks and to deliver the same to the Issuing Bank. All such sums so received by the Issuing Bank shall be credited against the Obligations in such order as the Agent shall, in its sole discretion, elect.

          (c) Notwithstanding the foregoing subsection (a), if and for so long as the Bonds are to be held in the Book-Entry Only System (as defined in the Indenture), the Account Party's obligations under such subsection shall be deemed satisfied if such Pledged Bonds are (i) registered in the name of DTC (as defined in the Indenture) in accordance with the Book-Entry Only System, (ii) credited on the books of DTC to the account of the Paying Agent (or its nominee) and (iii) further credited on the books of the Paying Agent (or such nominee) to the account of the Issuing Bank (or its nominee).

          SECTION 4. Representations and Warranties. The Account Party represents and warrants as follows:

          (a) The pledge of the Pledged Collateral pursuant to this Agreement creates, upon the Paying Agent's taking possession of the Pledged Bonds pursuant to Section 3 hereof (whether by physical possession or by means of registration to DTC and book-entry credit as described in subsection
(c) thereof), a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Obligations.

          (b) No consent of any other person or entity and no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required (i) for the pledge by the Account Party of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Account Party, (ii) for the perfection or maintenance of the security interest created hereby (including the first priority nature of such security interest), other than any filings of Uniform Commercial Code financing statements that may be required for such perfection with respect to any "proceeds" of the Pledged Bonds, or (iii) for the exercise by the Issuing Bank of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with any disposition of any portion of the Pledged Collateral by laws affecting the offering and sale of securities generally and except for such as have already been obtained and are in full force and effect).

          SECTION 5. Further Assurances. The Account Party agrees that at any time and from time to time, at the expense of the Account Party, the Account Party will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Issuing Bank may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Issuing Bank to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

          SECTION 6. Release. In the event that any Pledged Bonds are subsequently remarketed by the Remarketing Agent and the proceeds thereof, when added to any amounts paid to the Issuing Bank and/or the Agent by the Account Party, are sufficient to (a) reimburse the Issuing Bank and the Participating Banks in full for the drawing under the Letter of Credit pursuant to which such Pledged Bonds became Pledged Bonds, (b) repay or prepay any demand loan or Advance made in respect thereof and (c) pay all interest, fees and other amounts accrued in respect thereof pursuant to the Reimbursement Agreement, the lien of this Agreement shall be released as to such Pledged Bonds (but not as to any other Pledged Bonds).

          SECTION 7. Transfers and Other Liens. The Account Party agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (ii) create or permit to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the security interest under this Agreement.

          SECTION 8. Bank Appointed Attorney-in-Fact. The Account Party hereby appoints the Issuing Bank the Account Party's attorney-in-fact, with full authority in the place and stead of the Account Party and in the name of the Account Party or otherwise, from time to time in the Issuing Bank's discretion to take any action and to execute any instrument which the Issuing Bank may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, indorse and collect all instruments made payable to the Account Party representing any interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

          SECTION 9. Bank May Perform. If the Account Party fails to perform any agreement contained herein, the Issuing Bank may itself perform, or cause performance of, such agreement, and the expenses of the Issuing Bank incurred in connection therewith shall be payable by the Account Party under
Section 10.04 of the Reimbursement Agreement.

          SECTION 10. The Issuing Bank's Duties. The powers conferred on the Issuing Bank hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers.

Except for the safe custody of any Pledged Collateral in its actual possession and the accounting for moneys actually received by it hereunder, the Issuing Bank shall have no duty as to any Pledged Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Issuing Bank has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Pledged Collateral.

The Issuing Bank shall be deemed to have exercised reasonable care in the custody and preservation of any Pledged Collateral in its actual possession if such Pledged Collateral is accorded treatment substantially equal to that which the Issuing Bank accords its own property.

          SECTION 11. Remedies upon Default. If any Event of Default shall have occurred and be continuing:

          (a) The Issuing Bank may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time (the "Code") (whether or not the Code applies to the affected Pledged Collateral), and may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker's board or at any of the Issuing Bank's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Issuing Bank may deem commercially reasonable. The Account Party agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Account Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Issuing Bank shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Issuing Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

          (b) Any cash held by the Issuing Bank as Pledged Collateral and all cash proceeds received by the Issuing Bank in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral may, in the discretion of the Issuing Bank, be held by the Issuing Bank as collateral for, and/or then or at any time thereafter be applied (after payment of any amounts payable to the Issuing Bank pursuant to Section 9 hereof and/or Section 10.04 of the Reimbursement Agreement) in whole or in part by the Issuing Bank against, all or any part of the Obligations in such order as the Issuing Bank shall elect. Any surplus of such cash or cash proceeds held by the Issuing Bank and remaining after payment in full of all the Obligations shall be paid over to the Account Party or to whomsoever may be lawfully entitled to receive such surplus.

          SECTION 12. Continuing Security Interest; Assignments. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) remain in full force and effect until the later of
(x) the payment in full of the Obligations and all other amounts payable under this Agreement and (y) the expiration or termination of the Commitments, (ii) be binding upon the Account Party, its successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Issuing Bank, the Agent, the Participating Banks and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Participating Bank may, subject to Section 10.06 of the Reimbursement Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Reimbursement Agreement (including, without limitation, all or any portion of its Commitment and the Advances owing to it) to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Participating Bank herein or otherwise. Upon the later of the payment in full of the Obligations and all other amounts payable under this Agreement and the expiration or termination of the Commitments, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the Account Party. Upon any such termination, the Issuing Bank will, at the Account Party's expense, return to the Account Party such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof and execute and deliver to the Account Party such documents as the Account Party shall reasonably request to evidence such termination.

          IN WITNESS WHEREOF, the Account Party has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                    THE CONNECTICUT LIGHT AND
                      POWER COMPANY, as Account Party and
                      pledgor



                    By ______________________
                      Title:



                    DEUTSCHE BANK AG,
                      NEW YORK BRANCH,
                      as Issuing Bank and pledgee



                    By ______________________
                      Title:



                    By ______________________
                      Title:

         [Form of Opinion of King & Spalding - CDA/CL&P SERIES A]


                                                              EXHIBIT 5.01B







                            September 22, 1993


To Deutsche Bank AG, New York Branch,
  as Agent and as Issuing Bank under
  the Reimbursement Agreement referred
  to below, and to each Co-Agent and
  Participating Bank thereunder



     Re:  The Connecticut Light and Power Company

Ladies and Gentlemen:

     This opinion is furnished to you pursuant to Section 5.01(f)(ii) of the Letter of Credit and Reimbursement Agreement, dated as of September 1, 1993 (the "Reimbursement Agreement"), among The Connecticut Light and Power Company (the "Company"), Deutsche Bank AG, New York Branch, as the Agent (the "Agent") and Issuing Bank (the "Issuing Bank") thereunder, and the Co-Agents and Participating Banks referred to therein. Unless otherwise defined herein, terms defined in the Reimbursement Agreement are used herein as therein defined.

     We have acted as special New York counsel to the Agent and the Issuing Bank in connection with the preparation, execution and delivery of the Reimbursement Agreement and the issuance by the Issuing Bank of the Letter of Credit referred to therein.

          In that connection, we have examined the following documents:

          (a) The Reimbursement Agreement, executed by each of the parties thereto; and

          (b) The documents furnished to you today pursuant to Section 5.01 of the Reimbursement Agreement, including the opinion of counsel delivered pursuant to Section 5.01(f)(i) of the Reimbursement Agreement (the "Opinion").

     In our examination of the documents referred to above, we have assumed the authenticity of all such documents submitted to us as originals, the genuineness of all signatures, the due authority of the parties executing such documents and the conformity to the originals of all such documents submitted to us as copies or telecopies. We have also assumed that the Agent, the Issuing Bank and each Participating Bank have duly executed and delivered, with all necessary power and authority (corporate and otherwise), the Reimbursement Agreement.

     To the extent that our opinions expressed below involve conclusions as to matters governed by laws other than the laws of the State of New York, we have relied upon the Opinion and have assumed without independent investigation the correctness of the matters set forth therein, our opinions expressed below being subject to the assumptions, qualifications and limitations set forth in the Opinion. As to matters of fact, we have relied solely upon the documents we have examined.

     Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that:

          4. The Reimbursement Agreement is in substantially acceptable legal form.

          5. The Opinion and the other documents referred to in item (b), above, are substantially responsive to the requirements of the Sections of the Reimbursement Agreement pursuant to which the same have been delivered.

     The foregoing opinions are solely for your benefit and may not be relied upon by any other person, other than any person that may become a Participating Bank under the Reimbursement Agreement after the date hereof.

                                   Very truly yours,